Exhibit 10.1

[Execution Copy]

ASSET PURCHASE AGREEMENT

by and between

BROADCOM CORPORATION

as Seller

and

CYPRESS SEMICONDUCTOR CORPORATION

as Buyer

dated as of April 28, 2016

Broadcom and Cypress Semiconductor Confidential

TABLE OF CONTENTS

Page

1.	Definitions1
1.1	Defined Terms1
1.2	Additional Defined Terms13
1.3	Other Definitional and Interpretive Matters14
2.	Purchase and Sale of the IoT Business15
2.1	Purchase and Sale of Assets15
2.2	Excluded Assets16
2.3	Assumed Liabilities.18
2.4	Excluded Liabilities18
2.5	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties20
2.6	Intellectual Property and Information22
2.7	Bulk Sales Law22
2.8	Taxes22
2.9	Buyer Designee; Transactions in China and India23
2.10	Purchase Price24
2.11	Purchase Price Adjustment24
3.	Representations and Warranties of Seller26
3.1	Organization and Qualification26
3.2	Subsidiaries26
3.3	Authorization; Binding Effect26
3.4	Non-Contravention; Consents27
3.5	Purchased Assets28
3.6	Governmental Permits28
3.7	Real Estate and Environmental29
3.8	Compliance With Laws30
3.9	Litigation31
3.10	Business Employees31
3.11	Contracts33
3.12	Revenues; Absence of Certain Changes35
3.13	Intellectual Property35
3.14	IoT Product Liability and Recalls39
3.15	IoT Product Warranty39
3.16	Inventory39
3.17	Customers and Suppliers39
3.18	Restrictions on the IoT Business40
3.19	Taxes40
3.20	Brokers41
3.21	No Other Representations or Warranties41

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4.	Representations and Warranties of Buyer41
4.1	Organization and Qualification41
4.2	Authorization; Binding Effect41
4.3	Non-Contravention; Consents42
4.4	Brokers43
4.5	No Inducement or Reliance; Independent Assessment; Projections43
4.6	Financing43
4.7	Sufficiency of Funds44
4.8	No Other Representations or Warranties44
5.	Certain Covenants45
5.1	Access and Information45
5.2	Conduct of the IoT Business46
5.3	Tax Reporting and Allocation of Consideration48
5.4	Business Employees49
5.5	Collateral Agreements51
5.6	Leased Equipment52
5.7	Regulatory Compliance52
5.8	Contacts with Suppliers and Customers; Inventory53
5.9	Use of the Seller Name54
5.10	Non-Solicitation or Hiring of Transferred Employees55
5.11	No Negotiation or Solicitation55
5.12	Non-Competition56
5.13	Post-Closing Remittances57
5.14	Prorations and Adjustments57
5.15	Financing57
6.	Confidential Nature of Information61
6.1	Confidentiality Agreement61
6.2	Seller’s Proprietary Information61
6.3	Buyer’s Proprietary Information62
6.4	Confidential Nature of Agreements.63
7.	Closing63
7.1	Deliveries by Seller or the Subsidiaries63
7.2	Deliveries by Buyer or a Buyer Designee64
7.3	Closing Date64
7.4	Closing Effective Time and Contemporaneous Effectiveness65
8.	Conditions Precedent to Closing65
8.1	General Conditions65
8.2	Conditions Precedent to Buyer’s Obligations65
8.3	Conditions Precedent to Seller’s Obligations66

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9.	Indemnification66
9.1	Survival of Representations and Warranties and Related Indemnification Obligations66
9.2	General Agreement to Indemnify67
9.3	Third Party Claims69
9.4	Indemnification Claim Procedures Generally69
10.	Miscellaneous Provisions70
10.1	Notices70
10.2	Expenses71
10.3	Entire Agreement; Modification71
10.4	Assignment; Binding Effect; Severability71
10.5	Governing Law71
10.6	Consent to Jurisdiction71
10.7	Waiver of Jury Trial..72
10.8	Execution in Counterparts72
10.9	Public Announcement72
10.10	No Third Party Beneficiaries72
11.	Termination; Amendment and Waiver73
11.1	Termination73
11.2	Effect of Termination73
11.3	Amendment and Waiver74

Broadcom and Cypress Semiconductor Confidential

Schedules

Schedule 1.1(a)(i)Business Key Employees

Schedule 1.1(a)(ii)Senior Key Employees

Schedule 1.1(b)IoT Products

Schedule 1.1(c)Individuals with Knowledge

Schedule 2.1(f)Transferred Contracts

Schedule 2.1(g)Transferred In-Licenses

Schedule 2.1(h)Transferred Governmental Permits

Schedule 2.1(i)Transferred Registered Domain Names

Schedule 3.2Subsidiaries

Schedule 3.4(b)Required Consents

Schedule 3.7(a)Leased Premises; Assumed Leases

Schedule 3.7(c)Environmental Matters

Schedule 3.8Compliance with Laws

Schedule 3.9Litigation

Schedule 3.10(a)(i)Business Employees

Schedule 3.10(a)(ii)Unions and Works Councils

Schedule 3.10(b)Benefit Plans

Schedule 3.10(f)Severance, Retention and Change of Control Payment

Schedule 3.11(a)Material Contracts

Schedule 3.12(a)Statement of Revenues

Schedule 3.12(c)Prepaid Revenues

Schedule 3.13Intellectual Property

Schedule 3.14(b)IoT Product Liability

Schedule 3.14(c)IoT Product Recalls

Schedule 3.15IoT Product Warranty Terms

Schedule 3.17Customers and Suppliers

Exhibits

Exhibit AForm of Bill of Sale and Assignment and Assumption Agreement

Exhibit B Form of China Purchase Agreement

Exhibit C Form of India Purchase Agreement

Exhibit D Form of Intellectual Property Agreement

Exhibit EForm of Lease Assignment

Exhibit FForm of Sublease

Exhibit GForm of Transition Services Agreement

Broadcom and Cypress Semiconductor Confidential

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2016 by and between BROADCOM CORPORATION, a California corporation (“Seller” or “Broadcom”), and CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (“Buyer”).  Buyer and Seller are referred to herein individually as a “Party,” and together as the “Parties”).

R E C I T A L S

A.WHEREAS, Seller and its Subsidiaries (as hereinafter defined) are, among other things, engaged in the IoT Business (as hereinafter defined);

B.WHEREAS, the IoT Business is comprised of certain assets and liabilities that are currently part of Seller and its Subsidiaries;

C.WHEREAS, Seller and its Subsidiaries desire to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase and assume from Seller and its Subsidiaries, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein;

D.WHEREAS, concurrently with the execution and delivery of this Agreement, the employees of Seller listed on Schedule 1.1(a)(i) (the “Business Key Employees”) and  Schedule 1.1(a)(ii)  (the “Senior Key Employees,” and together with the Business Key Employees, the “Key Employees”) are executing and entering into certain employment arrangements with Buyer or a Buyer Designee to become effective upon the Closing (as hereinafter defined); and

E.WHEREAS, Seller and its Subsidiaries and Buyer or a Buyer Designee desire to enter into one or more Bills of Sale and Assignment and Assumption Agreements, the China Purchase Agreement, the India Purchase Agreement, the Intellectual Property Agreement, each Lease Assignment (if any) or Sublease (if any) and the Transition Services Agreement (each as hereinafter defined, and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions

Defined Terms

. For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person, including any Subsidiary.  As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession,

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directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property” means the Intellectual Property and Information that is being assigned to Buyer pursuant to the Intellectual Property Agreement, which consists of the Assigned Software, the Assigned Technical Information and the Assigned Trademarks (as each such term is defined in the Intellectual Property Agreement).

“Assumed Leases” means the Leases identified on Schedule 3.7(a), if any, to be assumed by Buyer or a Buyer Designee pursuant to a Lease Assignment as set forth on Schedule 3.7(a), if applicable.

“Automatic Transfer Law” means any Law of a member state of the European Union which implements Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, and any other similar Law applicable in a European country which provides for the automatic transfer by operation of Law of the employment contract of an employee working in an undertaking, business or part thereof upon the transfer of that undertaking, business or part thereof.

“Base Inventory Value” means $11.6 million, which represents a value of Inventory of the IoT Business that is consistent with the value of Inventory of the IoT Business reflected on the books and records of Seller for the six (6) months preceding the date of this Agreement.

“Benefit Plan” means each Pension Plan, Welfare Plan and employment, compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity compensation, performance, retirement, thrift, savings, employee loan, stock bonus, excess benefit, supplemental unemployment, paid time off, vacation, personal days, floating holidays, perquisite, tuition reimbursement, outplacement, fringe benefit, sabbatical, sick leave, change of control, retention, severance, termination, redundancy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, housing, transport, welfare benefit or other plan, program, agreement or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or its Subsidiaries or any ERISA Affiliate or with respect to which Seller or its Subsidiaries or any ERISA Affiliate has any liability.

“Bill of Sale and Assignment and Assumption Agreement” means each agreement in substantially the form set forth in Exhibit A.

“Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory or civic holiday in the State of New York or California, (ii) a day on which banking institutions are required by Law to be closed in the State of New York or California, or (iii) a day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

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“Business Employees” means the Key Employees, the employees of Seller or its Subsidiaries employed in the IoT Business, and any product, test or quality engineers of Seller and its Subsidiaries set forth on Schedule 3.10(a)(i).

“Business Records” means the books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, including any advertising, promotional and media materials, training materials, trade show materials and videos, engineering information, design documents, models, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets or with respect to the IoT Business, but excluding such items to the extent (i)  they are Excluded Assets or Excluded Liabilities or (ii) any applicable Law prohibits the transfer of such information. The Parties agree that “Business Records” also includes copies of any other business records that have information related to the worldwide design, engineering, manufacturing, use, marketing, sale and distribution of Bluetooth, Wi-Fi or IEEE 802.15.4 connectivity solutions for the IoT, automobile and embedded markets as carried on and conducted by the IoT Group of Seller, including IoT Products, and that Buyer shall have the right to copy any such business records to the extent practical.

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.9 prior to the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“China Purchase Agreement” means an agreement for the sale or transfer of Purchased Assets in China to be entered separately between a Subsidiary of Seller and a Buyer Designee and governed under the laws of China in substantially the form set forth in Exhibit B.

“Closing Date Inventory Statement” means the statement that sets forth the value of the Inventory of the IoT Business as of the Closing Date, prepared, or caused to be prepared, by Seller in accordance with Section 2.11 hereof and, in the event of a Buyer’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the Valuation Firm, acting pursuant to Section 2.11.

“Closing Date Inventory Value” means the sum of the Inventory of the IoT Business as reflected on the books and records of Seller as of the Closing Date.

“Closing” means the closing of the transactions described in Article 7.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Buyer dated February 1, 2016.

“Contract” means any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

“Copyrights” means rights in works of authorship, including without limitation copyrights, whether registered or unregistered and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, including moral rights and mask work rights, and all registrations and applications for registration with respect thereto.

“Debt Financing Source” means (a) any lender, lead arranger, bookrunner, syndication agent or similar entity that has committed to provide or arrange or otherwise entered into agreements in connection with the Financing, (b) any Affiliate of the foregoing and (c) any directors, officers, employees, agents and Representatives of any Persons referred to in clauses (a) and/or (b) of this definition, in all such instances in connection with the Financing.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant, adverse claims of ownership or use, or other similar restriction.

“Environmental Law” means any Law that regulates or governs (a) emissions, discharges, releases, or threatened releases of Hazardous Substances, (b) Hazardous Substance Activities, (c) the protection of persons, natural resources or the environment, (d) the management of Hazardous Substances, or (e) other activities involving Hazardous Substances including without limitation, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, obligation, judgment, penalty, fine, cost or expense of any kind or nature arising in connection with or in any way relating to Seller or any Affiliate or any of their predecessors, any property (including the land, the improvements thereon) owned, leased or operated by Seller or any Affiliate or any of their predecessors, the IoT Business, or the Purchased Assets which (i) arises under or relates to any Environmental Law or any Hazardous Substance Activity and (ii) relates to the period on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

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“ERISA Affiliate” means each Affiliate and any other Person that, together with Seller or any of the Affiliates is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b) of ERISA.

“Excluded Access and Mobility Products” means Seller’s Bluetooth, Wi-Fi or combo/SOC connectivity solutions for (1) set top and over-the-top boxes, wireless access points, routers, carrier gateways, digital television, cellular telephones (including smart phones), tablets and personal computers, and (2) smartwatches and other accessories that are designed by Apple Inc., Samsung Electronics Co., Ltd., or their respective affiliates for cellular telephones (including smartphones) and tablets, in each case including, without limitation, products currently in production, products under design and development and future products, but not including “Internet of things” bridges (an aggregation point for “Internet of things” devices, including the functionality of a network bridge, router or access point running an “Internet of things” application) that connects to the Internet through another access point, router or carrier gateway.

“Excluded Contracts” means any Third Party contracts or other agreements (i) under which performance by Seller or an Affiliate has been completed and for which there is no remaining warranty, maintenance, or support obligation, (ii) that constitute a General Purchase Agreement, (iii) under which performance by the counterparty has been completed and for which there is no remaining payment obligation of such party, or (iv) not primarily related to the Purchased Assets or Assumed Liabilities.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, with respect to (i) any Taxes of Seller or its Affiliates (including any liability of Seller or its Affiliates for the Taxes of any other Person (other than Buyer or its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)), as a transferee or successor, by contract or otherwise, (ii) any Taxes relating to, pertaining to, or arising out of, the IoT Business or the Purchased Assets for any Pre-Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post-Closing Tax Periods, and (iii) any Taxes required by Law to be paid by Seller or any Affiliate (or withheld from Seller by Buyer or a Buyer Designee and remitted to the appropriate taxing Governmental Body) as a result of their sale of Purchased Assets in any jurisdiction (including any mandatory withholding Taxes) other than any Transfer Taxes to be paid by Buyer or a Buyer Designee under Section 2.8(b).

“Fixtures and Supplies” means the fixtures, improvements, furniture, furnishings, office and other supplies, vehicles, and other tangible personal property owned by Seller or a Subsidiary and primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets that are located at the portion of the real property which is leased pursuant to the Assumed Leases or subleased pursuant to Subleases or as to which occupancy rights are granted to Buyer or a Buyer Designee pursuant to the Transition Services Agreement, including desks, tables, chairs, file cabinets, racks, cubicles and other storage devices and office supplies and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excluding any Excluded Assets or Excluded Liabilities.

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“GAAP” means U.S. generally accepted accounting principles.

“General Purchase Agreements” means any Third-Party contracts or other agreements pursuant to which Seller or an Affiliate purchases products or services from such Third-Party, including for any of Seller’s or an Affiliate’s retained businesses, in each case that are not primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local or foreign) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Substance” means (i) any chemical, material, emission, waste, or substance that has been designated by a Governmental Body to be hazardous, toxic, dangerous, radioactive, a pollutant, or words of similar import, or (ii) asbestos or PCBs.

“Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, certification, registration, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any packaging, recycling, product take-back or product content requirements, including without limitation, the European Union Directive 2012/19/EU on Waste Electrical and Electronic Equipment or WEEE Directive, the European Union Regulation (EC) No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH, the European Union Directive 2011/65/EU on the Restriction on the Use of Certain Hazardous Substances (“RoHS2”), and China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS2”), and all implementing Laws, all as amended at any time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“India Purchase Agreement” means an agreement for the sale or transfer of Purchased Assets in India to be entered separately between a Subsidiary of Seller and a Buyer Designee and governed under the laws of India in substantially the form set forth in Exhibit C.

“Information” means documented and undocumented information (excluding Patents), including any technical information, Trade Secrets and other confidential information, data and drawings of whatever kind in whatever medium, specifications, techniques, know-how, network configurations and architectures, Software, APIs, subroutines, techniques, user interfaces, URLs works of authorship, algorithms, formulae, protocols, schematics, compositions, processes, designs, bills of material, sketches, photographs, graphs, drawings, samples, non-patented inventions, discoveries, developments and ideas, build instructions, Software code (in any form, including source code and executable or object code), build scripts, test scripts, databases and data collections, past and current manufacturing and distribution methods and processes, tooling requirements,

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current and anticipated customer requirements, price lists, part lists, customer lists, market studies, business plans, database technologies, systems, structures, architectures, improvements, devices, concepts, methods and information, RTL, GDSII files, whether embodied in Software or otherwise, inventions (whether or not patentable), discoveries, improvements, and technology, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and any and all instantiations of the foregoing in any form and embodied in any media, however documented and whether or not embodied in any tangible form, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, and including all tangible embodiments of any of the foregoing.  “Information” does not include any semiconductor integrated circuit design technology or manufacturing technology.

“Intellectual Property” means the intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world:  (a) Copyrights, (b) Trademarks, (c) Patents, (d) Trade Secrets, (e) mask work rights and any applications for registration therefor, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (g) rights in URL and domain name registrations, (h) rights in inventions (whether or not patentable) and improvements thereto, and (i) any other proprietary, intellectual or industrial property rights of any kind or nature now known or hereafter recognized in any jurisdiction worldwide, including any rights in Information.

“Intellectual Property Agreement” means the agreement in substantially the form set forth in Exhibit D.

“Inventory” means the inventory, wherever located, including raw materials, work in process, recycled materials, demo and evaluation inventory, finished products, inventoriable supplies, and non-capital spare parts owned by Seller or a Subsidiary and primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, and any rights of Seller or a Subsidiary to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such Inventory, but only to the extent such rights are assignable.

“IoT Business” means the worldwide design, engineering, manufacturing, use, marketing, sale and distribution of Bluetooth, Wi-Fi or IEEE 802.15.4 connectivity solutions for the IoT, automobile and embedded markets as carried on and conducted by the IoT Group of Seller consisting of the IoT Products, but excluding (a) the Excluded Access and Mobility Products, (b) any other semiconductor devices and other products of Seller, including, without limitation, location (GPS) and near field communication (NFC) products, that are not IoT Products, and (c) any billing, order entry, fulfillment, accounting, collections, finance, operations, engineering or other corporate centralized functional organizations within, or controlled by, Seller or an Affiliate.

“IoT Products” means the products of the IoT Business as set forth on Schedule 1.1(b), including, without limitation, products currently in production and products under design and development.

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“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” or “to Seller’s knowledge” means the actual knowledge of the individuals specified on Schedule 1.1(c) after reasonable investigation.

“Law” means any supranational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Lease” means the lease, sublease or license for the Leased Premises and for which occupancy will be provided pursuant to a Lease Assignment or Sublease or the Transition Services Agreement, as the case may be, together with all amendments, modifications or supplements thereto.

“Lease Assignment” means an assignment agreement with respect to an Assumed Lease, if any, in substantially the form set forth in Exhibit E.

“Leased Equipment” means the vehicles, computers, servers, machinery and equipment and other similar items leased by Seller or a Subsidiary and primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, but excluding any Excluded Assets or Excluded Liabilities.

“Leased Premises” means the real property, together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located thereon, that is leased, subleased or licensed by Seller or a Subsidiary from Third Parties and used by Seller or a Subsidiary in the operation of the IoT Business.

“Licensed Intellectual Property” means the Intellectual Property and Information that is being licensed to Buyer pursuant to the Intellectual Property Agreement, which sets forth the Licensed Software, the Licensed Technical Information and the Licensed Patents (as each such term is defined in the Intellectual Property Agreement).

“Marketing Period” means the period of time of at least fifteen (15) consecutive calendar days commencing not later than May 23, 2016; provided that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

“Nonassignable Licenses” means those licenses of Intellectual Property or Information under which Seller or an Affiliate is the licensee that are (i) not by their terms assignable (unless consent is obtained) or (ii) related to other businesses of Seller or an Affiliate and not primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, including contracts or agreements for Standard Software, and corporate wide information technology and design licenses used in Seller’s or an Affiliate’s retained businesses and not primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets.

“Non‑U.S. Benefit Plan” means each Benefit Plan maintained or contributed to or required to be maintained or contributed to, or covering employees, outside the United States.

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“Open Source Materials” means the Software licensed under any license that conforms to the Open Software Initiative’s definition of “open source”, available online at http://www.opensource.org/osd.html.

“Patents” means patents or patent applications worldwide of any kind or nature (including industrial designs and utility models that are subject to statutory protection), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related counterparts to such patents and patent applications, wheresoever issued or pending anywhere in the world.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or similar equivalent under applicable Laws other than the United States.

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent, (ii) liens incurred or deposits made in the ordinary course of the IoT Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) non-exclusive licenses granted by Seller or an Affiliate in connection with sales of products in the ordinary course of business, (iv) any use or other building restriction for the Premises that does not materially interfere with the use of the Premises, (v) liens granted by Broadcom Limited in connection with its credit agreement dated February 1, 2016 (the “Credit Agreement”), which liens shall be automatically released upon the Closing, and (vi) any minor imperfection in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the IoT Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets or the IoT Business.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Premises” means the (i) Leased Premises and (ii) the premises owned by Seller or a Subsidiary that are used by the IoT Business.

“Principal Equipment” means the personal property of Seller or a Subsidiary primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, including, without limitation, all computers, laptops, cell phone devices, smartphones, servers,

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printers, copiers, faxes, machinery, equipment (including any related replacement or spare parts, components dies, molds, tools, and tooling), phone or conferencing equipment, network equipment, data processing equipment and peripheral equipment and other similar items, and any such items located at the portion of the real property which is leased pursuant to the Assumed Leases or subleased pursuant to a Sublease or as to which occupancy rights are granted to Buyer or a Buyer Designee pursuant to the Transition Services Agreement, but not (x) the Leased Equipment, or (y) any such items primarily related to Excluded Assets or Excluded Liabilities.  Principal Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and set-off with respect to such items, but only to the extent that such rights are assignable.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Subsidiaries, Affiliates, investment bankers, attorneys and other advisors or representatives.

“Return” means any return, declaration, report, claim for refund, or information return or statement, and any other document filed or required to be filed in respect of any Tax, including any schedule or attachment thereto or amendment thereof.

“Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the IoT Business and the Purchased Assets, taken as a whole, or Seller’s ability to perform its obligations under this Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the IoT Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (ii) conditions in the industry that the IoT Business is in, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar the IoT Business; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (iv) acts of terrorism or war to the extent that such acts do not

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have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby, including negative reactions by customers of the IoT Business to the sale announcement; or (vi) compliance by Seller or its Affiliates with the express terms of this Agreement or the failure by Seller or its Affiliates to take any action that is expressly prohibited by this Agreement.

“Software” means (a) computer programs, including software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (f) operating systems, management code, firmware, utilities, graphical user interfaces and software engines, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (h) documentation, including user manuals, developer notes, comments and annotations, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Standard Software” means non-customized Software that is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, and not incorporated into, or used directly in, the development, manufacturing or distribution of, any of the IoT Products or services of the IoT Business and is generally available to the public on standard, non-negotiated terms.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Sublease” means each sublease with respect to a Lease identified in Schedule 3.7(a) to be subleased in substantially the form set forth in Exhibit F.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means a tax of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, whether federal, state, local or foreign, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, severance, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, alternative, add-on minimum, escheat or estimated tax or other tax, including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

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“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, service names, logos, slogans, 800 numbers, or other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.

“Trade Secrets” means information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, know-how, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data bases, marketing materials and other proprietary or confidential information, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transferred Contracts” means any Third Party contract, agreement, lease, sublease, supply contract, commitment, purchase order, sales order and instrument primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, including those identified on Schedule 2.1(f) and the Transferred In-Licenses, but not the Excluded Contracts.

“Transferred Governmental Permits” means any governmental permit, license, certificate of inspection, approval or other authorization issued to Seller or a Subsidiary primarily related to or primarily used in the operation or conduct of the IoT Business or operation, use or occupation of the Premises, in each case as currently operated, conducted, used or occupied including those identified on Schedule 2.1(h).

“Transferred In-Licenses” means any Third Party license, agreement and other arrangement under which Seller or a Subsidiary has the right to use any Intellectual Property or Information which are primarily related to or primarily used in the operation of the IoT Business, including those identified on Schedule 2.1(g), but not (i) the Nonassignable Licenses or (ii) any Excluded Assets or Excluded Liabilities.

“Transition Services Agreement” means the agreement in substantially the form set forth in Exhibit G.

“Value Added Tax” or “VAT” means any value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulation, orders or instruments authorized by that Directive) and any similar value added tax pursuant to the laws of any jurisdiction which is not a member of the European Union (including Singapore GST, and GST imposed by other non-European Union jurisdictions).

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“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or similar equivalent under applicable Laws of jurisdictions other than the United States.

Additional Defined Terms

.  For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section
“Agreement”	Preamble
“Allocation”	Section 5.3(b)
“Anticorruption Laws”	Section 3.8(b)
“Antitrust Division”	Section 5.7(b)
“Asset Level Allocation Statement”	Section 5.3(b)
“Assigned Registered IP”	Section 3.13(a)
“Assigned Trademarks”	Section 3.13(a)
“Assumed Liabilities”	Section 2.3
“Broadcom”	Preamble
“Bulk Sales Laws”	Section 2.7
“Buyer”	Preamble
“Buyer Indemnified Party”	Section 9.2(b)
“Buyer Proprietary Information”	Section 6.3(a)
“Buyer Savings Plan”	Section 5.4(g)
“Buyer’s Objection”	Section 2.11(b)
“Cap Amount”	Section 9.2(f)
“China Purchased Assets”	Section 2.9(b)
“Closing Date”	Section 2.9(b)
“Closing Effective Time”	Section 7.3
“COBRA”	Section 5.4(h)
“Collateral Agreements”	Recital E
“Commitment Letter”	Section 4.6
“Excluded Assets”	Section 2.2
“Excluded Leased Equipment”	Section 5.6
“Excluded Liabilities”	Section 2.4
“Expiration Date”	Section 9.1
“FTC”	Section 5.7(b)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“India Purchased Assets”	Section 2.9(b)
“IoT Intellectual Property”	Section 3.13(b)(ii)
“IoT Trade Secrets”	Section 3.13(j)
“Losses”	Section 9.2(a)
“Material Contracts”	Section 3.11(a)
“Nonassignable Assets”	Section 2.5(c)
“Party”	Preamble
“Property Taxes”	Section 2.8(d)

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Term	Section
“Purchase Price”	Section 2.10
“Purchase Price Adjustment Amount”	Section 2.11(e)
“Purchased Assets”	Section 2.1
“Purchased Leased Equipment”	Section 5.6
“Reasonable Efforts”	Section 5.9(a)(v)
“Required Consents”	Section 3.4(b)
“Seller”	Preamble
“Seller Indemnified Party”	Section 9.2(c)
“Seller Name”	Section 5.9(a)(i)
“Seller Proprietary Information”	Section 6.2(a)
“Termination Date”	Section 11.1(e)
“Third Party Claim”	Section 9.3(a)
“Threshold Amount”	Section 9.2(f)
“Transfer Taxes”	Section 2.8(b)
“Transferred Employee”	Section 5.4(b)
“Updated Employee List”	Section 5.4(a)
“Valuation Firm”	Section 2.11(c)
“WARN Act”	Section 5.4(h)
“Warranty Cap”	Section 2.3(b)

Other Definitional and Interpretive Matters

.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

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(e)Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)Currency.  All currency references included herein shall refer to United States dollars.

(g)Reasonable Commercial Efforts.  Reasonable commercial efforts means that the obligated Party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective.  Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated Party unless the other Party agrees to refund the obligated Party for such expenditure or assume such liability, nor does it require that the obligated Party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective.  The fact that the objective is or is not actually accomplished is not, by itself, an indication that the obligated Party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective. For the avoidance of doubt, this Section 1.3(g) shall not affect, modify or alter the obligations of the Parties with respect to matters relating to the use of reasonable best efforts in respect of the Financing, including the Parties’ obligations pursuant to Section 5.15.

(h)Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any matter disclosed by either Party on any one Schedule with respect to any representation, warranty or covenant of such Party shall be deemed disclosed for purposes of all other representations, warranties or covenants of such Party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants.

2.Purchase and Sale of the IoT Business

Purchase and Sale of Assets

. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, or shall cause one or more of its Subsidiaries, as appropriate, to, irrevocably grant, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer Designees, and Buyer or one or more Buyer Designees shall irrevocably purchase, acquire and accept from Seller or the applicable Subsidiary, all of the right, title and interest in, to and under the Purchased Assets that Seller or the applicable Subsidiary owns, leases, licenses, possesses or uses and has the right to transfer as the same shall exist on the Closing Date, wherever located, free and clear of Encumbrances, except for Permitted Encumbrances.  For purposes of this Agreement, “Purchased Assets” means all the assets, properties and rights primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, by Seller or the applicable Subsidiary, whether tangible or intangible, real, personal or mixed, as set forth or described in paragraphs (a) through (n) below , whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s books or financial statements:

(a)the Business Records;

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(b)the Principal Equipment and Purchased Leased Equipment;

(c)the Fixtures and Supplies;

(d)the Inventory;

(e)the Assigned Intellectual Property, including all rights to sue for or assert claims against and seek remedies for past, present and future infringements of any of the Assigned Intellectual Property and rights of priority and protection of interests therein and to retain any and all damages, settlement amounts and other amounts therefrom against any Person on or after the Closing Date;

(f)the Transferred Contracts;

(g)the Transferred In-Licenses;

(h)the Transferred Governmental Permits (but only to the extent that such Transferred Governmental Permits are assignable or transferable to Buyer);

(i)the transferred registered domain names listed on Schedule 2.1(i);

(j)any Assumed Leases and any deposits related thereto;

(k)all prepaid expenses for leased and rented equipment;

(l)all Third Party prepaid royalties and maintenance and support for Transferred In-Licenses;

(m)all guarantees, warranties, indemnities and similar rights in favor of Seller or a Subsidiary related to any item listed in (a) through (l) above; and

(n)all rights to the claims, causes of action (including the right to sue, assert claims and seek remedies), rights of recovery (including the right to retain any damages, settlements and other amounts), and rights of set-off, made or asserted against any Person on or after the Closing Date relating to any item listed above, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date.

Excluded Assets

. Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any Affiliate is granting, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Seller or any Affiliate, any of the rights, properties or assets set forth or described in paragraphs (a) through (k) below (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

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(a)any of Seller’s or its Affiliate’s receivables, cash, cash equivalents, bank deposits or similar cash items (other than deposits related to any Assumed Leases) or employee receivables;

(b)any manufacturing libraries, Intellectual Property or Information of Seller or any Affiliate other than the Assigned Intellectual Property or the Licensed Intellectual Property;

(c)any (i) confidential personnel records pertaining to any Business Employee to the extent applicable Law prohibits the transfer of such information, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right to obtain, to the extent permitted by Law and subject to reasonable restrictions, and Seller shall deliver to Buyer, copies of any portions of such retained confidential personnel records and other books and records that relate to the IoT Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) any information management system of Seller or any Affiliate of Seller other than those primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets whether or not contained within computer hardware included as a Purchased Asset pursuant to Section 2.1(b);

(d)any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Excluded Taxes, together with any interest due thereon or penalty rebate arising therefrom, less any costs incurred by Buyer or any Buyer Designee to obtain such refund, rebate, abatement or other recovery, as applicable;

(e)subject to Section 5.9, any rights to, or the use of, the “Broadcom” or “Broadcom Corporation” trademarks;

(f)the Excluded Contracts, the Nonassignable Licenses and the Excluded Leased Equipment;

(g)any insurance policies or rights of proceeds thereof;

(h)except as specified in Section 2.1 or in the Intellectual Property Agreement, any of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties or operations of the IoT Business arising out of transactions occurring prior to, and including, the Closing Date;

(i)except as specifically provided in the applicable Bill of Sale and Assignment and Assumption Agreement or Purchase Agreement for any particular jurisdiction, any of the assets of the Benefits Plans;

(j)except as specifically provided in any Lease Assignment or Sublease, any interest in real property; and

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(k)except as specified in Section 2.1 or in the Intellectual Property Agreement, all other assets, properties, interests and rights of Seller or any Affiliate that are not primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets.

2.3Assumed Liabilities. On the Closing Date, Buyer or one or more Buyer Designee shall execute and deliver to Seller each Bill of Sale and Assignment and Assumption Agreement and one or more Lease Assignments (if any) or Subleases (if any) pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities.  For purposes of this Agreement, “Assumed Liabilities” means the liabilities and obligations set forth or described in paragraphs (a) through (c) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or a Subsidiary’s books or financial statements:

(a)the liabilities and obligations arising out of facts and circumstances occurring after the Closing Date under any Assumed Leases and the Transferred Contracts, Transferred In-Licenses and Transferred Governmental Permits that are not Excluded Liabilities;

(b)with respect to the IoT Business, any product warranty obligations arising from sales of the IoT Products in the ordinary course of business on, before and after the Closing Date; provided, however, that with regard to the period prior to the Closing Date, solely to the extent that any such product warranty obligations do not exceed $150,000 (the “Warranty Cap”) in the aggregate (it being understood that any aggregate product warranty obligations arising from pre-Closing sales of IoT Products in an amount greater than the foregoing amount shall be Excluded Liabilities hereunder); and

(c)subject to Section 2.4(h),  the obligations and liabilities with respect to the Transferred Employees, the IoT Business or the Purchased Assets arising from, or in connection with, the operation or conduct of the IoT Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date, including, without limitation, any liability or obligation related to service by a Transferred Employee after the Closing Date from Non-U.S. Benefit Plans that are governmentally administered or mandated by applicable Law.

Excluded Liabilities

. Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”). For the avoidance of doubt, the Parties agree that the Excluded Liabilities include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a) through (k) below, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in Seller’s or the applicable Affiliate’s books or financial statements:

(a)any Excluded Taxes;

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(b)any Environmental Liabilities;

(c)any liability or obligation arising out of or related to any Excluded Asset;

(d)any trade payable (except to the extent it is related to Purchased Assets delivered by Third Party suppliers to Buyer or a Buyer Designee on or after the Closing Date and incurred in the ordinary course of the IoT Business consistent with past practice);

(e)any indebtedness for borrowed money or guarantees thereof of Seller and its Affiliates or intercompany obligations of Seller or any Affiliate;

(f)any liability or obligation relating to or arising (whether before, on or after the Closing Date) out of (i) the employment and any termination of such employment by Seller or any Affiliate of any employee or former employee of Seller or an Affiliate on or prior to the Closing Date, (ii) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with Seller or an Affiliate, including any Benefit Plan of Seller or an Affiliate of Seller, (iii) the unpaid vacation, personal days and floating holidays accrued by Transferred Employees and (iv) and any retention payments granted or awarded by Seller or an Affiliate prior to the Closing to be paid (if earned) to the Transferred Employees following the Closing (including without limitation Seller’s transition incentive program pursuant to which any Key Employees or other Business Employees are participants);

(g)any liability and obligation which arises out of or relates to any breach, default or violation by Seller or its Affiliates of any Lease, Transferred Contract, Transferred In-License or Transferred Governmental Permit occurring on or prior to the Closing Date or which arises out of violation of applicable Law, in each case by Seller or its Affiliates;

(h)any liability or obligation in connection with, or relating to, any actions, suits, claims or proceedings against Seller or any Affiliate which arise out of, accrue, or relate to (i) the operation or conduct of the IoT Business or (ii) the ownership of the Purchased Assets in each case on or before the Closing Date;

(i)any benefit liability or obligation relating to or arising in connection with Section 4980B of the Code (COBRA) or otherwise by operation of applicable Law to provide continuation of health care coverage to employees or former employees of Seller or an Affiliate or their dependents arising from a qualifying event occurring on or before the Closing Date;

(j)any liability or obligation arising from or relating to any Benefit Plan; and

(k)any liability or obligation arising from the sale of IoT Products prior to the Closing by Seller or an Affiliate that exceed the Warranty Cap.

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2.5Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)From time to time following the Closing to the extent permitted by applicable Law and subject to reasonable restrictions, Seller shall, or shall cause its Affiliates to, make available to Buyer or a Buyer Designee such confidential data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce and comply with its obligations under Section 5.4.

(b)From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Buyer and the Buyer Designees and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Subsidiaries and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or a Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer or a Buyer Designee at the Closing).

(c)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset, including any Assumed Lease, Transferred Contract, Transferred In-License, Transferred Governmental Permit, certificate, approval, authorization or other right, or enter into any Sublease which by its terms or by Law is nonassignable or cannot be entered into without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an  assignment (“Nonassignable Assets”) unless and until (i) such consents shall have been obtained or (ii) Buyer or a Buyer Designee notifies Seller that any such Purchased Asset should be transferred or assigned or Sublease entered into hereunder notwithstanding the absence of a requisite Third Party consent or Governmental Body consent or the right of a Third Party to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned or be entered into (in the case of any Sublease) hereunder notwithstanding the absence of such Third Party consent or Governmental Body consent or any right of a Third Party to cancel such Purchased Asset.  Prior to the Closing, Seller shall use all reasonable commercial efforts to obtain such consents and deliver any required notices under all Nonassignable Assets, and Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such consents promptly.  To the extent permitted by applicable Law, in the event any requisite consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing, Seller and Buyer shall, and shall cause

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their respective Affiliates to, use reasonable commercial efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement, including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a Buyer Designee, (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by Seller or the applicable Subsidiary in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s or such Subsidiary’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account, and/or (iii) in the case of any Lease Assignment or Sublease that is a Nonassignable Asset, Seller or the applicable Subsidiary will provide, and Buyer or a Buyer Designee would obtain through the Transition Services Agreement (and subject to the provisions and limitations set forth therein), the benefits and assume the obligations under any such Lease Assignment or Sublease in accordance with this Agreement.  From and after the Closing Seller shall, and shall cause its Affiliates to, also take or cause to be taken at Buyer’s or a Buyer Designee’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or the applicable Buyer Designee with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiary shall promptly pay over to Buyer or the applicable Buyer Designee all money or other consideration received by it in respect to all Nonassignable Assets.  If after the Closing Date a Sublease becomes capable of being entered into or any other Nonassignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), Seller shall promptly notify Buyer and cooperate to procure the execution of such Sublease or to assign or transfer such previously Nonassignable Asset to Buyer or the applicable Buyer Designee.

(d)Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Assumed Leases, Transferred Contracts, Transferred In-Licenses, Transferred Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Purchased Assets or Assumed Liabilities or that are required to perform the obligations under the Collateral Agreements.

(e)From and after the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

(f)Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

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(g)As reasonably requested by Buyer, Seller will identify the licenses included in the Nonassignable Assets and shall cooperate with and assist Buyer, at Buyer’s reasonable request and expense, to obtain licenses or arrangements to replace the licenses, services and assets provided with respect to any Nonassignable Asset.

Intellectual Property and Information

. Unless expressly set forth in this Agreement, the Intellectual Property Agreement or in any Collateral Agreement, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to the Intellectual Property or Information of Seller or any Affiliate of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

Bulk Sales Law

. Buyer hereby waives compliance by Seller and any Subsidiary with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction (collectively, the “Bulk Sales Laws”), including Article 6 of the California Uniform Commercial Code, in each case that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer or a Buyer Designee.

Taxes

(a)All payments made by Buyer or any Buyer Designee at Closing to Seller or any of its Subsidiaries under or pursuant to this Agreement shall be made free and clear of and without any deduction for or on account of withholding Taxes; provided, for the avoidance of doubt, withholding Taxes subsequently determined to be payable by a taxing authority shall constitute Excluded Taxes and shall be subject to indemnification under Article 9.

(b)The payment for any sales, use, transfer, conveyance, stamp, registration, documentary, filing, recording, or similar fees or Taxes (“Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to and by, respectively, Buyer and Buyer Designees pursuant to this Agreement shall be borne fifty percent (50%) by Buyer or Buyer Designees and fifty percent (50%) by Seller or its Subsidiaries when due.  Each Party shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes.  The Buyer (or the Buyer Designees) and Seller (or its Subsidiaries) shall cooperate in the preparation and filing of all necessary Returns or other documents with respect to all such Transfer Taxes.  The payment shall be made by the Party prescribed by applicable Law as primarily liable for the payment, and the Parties shall provide reimbursement for any Transfer Tax described in this Section 2.8(b) that is paid by the other parties as may be necessary such that the Buyer (or Buyer Designees), on the one hand, and Seller (or its Subsidiaries), on the other each pay fifty percent (50%) of such Transfer Taxes.

(c)Notwithstanding anything to the contrary in this Agreement, any Taxes that are Value Added Taxes (including GST and service tax), imposed on assets sold and recoverable by Buyer or Buyer Designee shall be borne solely by Buyer or Buyer Designees but only to the extent that a duly issued invoice has been provided by Seller or a Subsidiary.  Any other Value Added Taxes imposed on assets sold shall be borne fifty percent (50%) by Buyer or Buyer Designees and fifty percent (50%) by Seller or its Subsidiaries when due. In the case and to the extent of value added and similar Taxes incurred in connection with the transactions contemplated

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hereby that are recoverable by Buyer or a Buyer Designee, such Taxes shall be invoiced by Seller or its Subsidiaries to Buyer or Buyer Designee, as applicable, paid by Buyer or Buyer Designee to Seller or its Subsidiaries, as applicable, and remitted by Seller or its Subsidiaries, as applicable, to the relevant Governmental Body in accordance with applicable Law, and Buyer or Buyer Designee shall be entitled to such recovery.  The Party prescribed by Law as primarily liable for the payment of such Value Added Taxes shall prepare all necessary documents (including all Returns) with respect to all such amounts in a timely manner. The applicable Party shall file such Returns and pay such Taxes and shall provide evidence satisfactory to the other Party that such Returns have been filed and Taxes have been paid, subject to such Party’s right to reimbursement from the other Party pursuant to this Section 2.8(c) Buyer and Seller shall cooperate to minimize the amount of Transfer Taxes as defined under Section 2.8(b) and the Taxes described in this Section 2.8(c).

(d)All real property Taxes, personal property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of Property Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of Property Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period.  Any refund, rebate, abatement or other recovery of Property Taxes attributable to the Pre-Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of  Property Taxes attributable to the Post-Closing Tax Period shall be for the account of Buyer.  Upon receipt of any bill (or any refund, rebate, abatement, or other recovery) for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.8(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within thirty (30) days after delivery of such statement.  In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 2.8(d), the applicable Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(e)Following the Closing, Buyer and Seller shall cooperate as reasonably requested for the purpose of enabling the requesting Party to (i) make any election relating to Taxes, (ii) prepare Returns with respect to the IoT Business or the Purchased Assets or (iii) to prepare for and defend audits or other Tax-related examinations by a Governmental Body with respect to the IoT Business and the Purchased Assets.  Such cooperation shall be at the expense of the requesting Party; provided that any cost or expense related to any Excluded Taxes shall be at the expense of Seller.

2.9Buyer Designee; Transactions in China and India

(a)The Parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement.  Notwithstanding any such assignment or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain liable for, and any such assignment

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or execution shall not relieve Buyer of, its obligations hereunder or thereunder.  Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

(b)The transactions relating to the purchase and sale of the Purchased Assets located in China (the “China Purchased Assets”) and India (the “India Purchased Assets”) will be concluded under a separate China Purchase Agreement and India Purchase Agreement between the applicable Subsidiary of Seller and the applicable Buyer Designee.  All considerations with regard to the China Purchased Assets and the India Purchased Assets will be paid in China and India as a domestic transaction.  No consideration in relation to the purchase and sale of the of the China Purchased Assets and the India Purchased Assets will be paid by the Buyer to Seller outside of China and India, as applicable.

Purchase Price

.  In consideration of the grant, sale, transfer, assignment, conveyance and delivery by Seller and the Subsidiaries of the Purchased Assets to Buyer or a Buyer Designee, Buyer and/or a Buyer Designee(s) shall (i) pay to Seller or the applicable Subsidiary at the Closing an aggregate amount equal to FIVE HUNDRED AND FIFTY MILLION DOLLARS ($550,000,000) (the “Purchase Price”) in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Buyer at least three (3) Business Days prior to the Closing Date, and (ii) assume the Assumed Liabilities pursuant hereto; provided, however, that the Parties agree that the portion of the Purchase Price allocated to the China Purchased Assets and the India Purchased Assets to be transferred pursuant to the China Purchase Agreement and the India Purchase Agreement shall be in an amount set forth in the China Purchase Agreement and the India Purchase Agreement, as applicable.

2.11Purchase Price Adjustment

(a)As soon as practicable but in no event more than ninety (90) days following the Closing, Seller shall prepare, or cause to be prepared, and deliver to Buyer the Closing Date Inventory Statement, which shall be prepared in accordance with Seller’s past accounting methods, policies, practices and procedures.  Upon completion of the Closing Date Inventory Statement, Seller shall derive the Closing Date Inventory Value from the Closing Date Inventory Statement, and deliver such calculation and the Closing Date Inventory Statement to Buyer, which shall be accompanied by a certificate of Seller’s business controller (or other person serving in a similar capacity).

(b)Buyer and Buyer’s accountants shall complete their review of the Closing Date Inventory Statement and Seller’s calculation of the Closing Date Inventory Value within ninety (90) days after delivery thereof by Seller.  In the event that Buyer determines that the Closing Date Inventory Statement contains any inaccuracy or has not been prepared on the basis set forth in Section 2.11(a), Buyer shall, on or before the last day of such 90-day period, so inform Seller in writing (the “Buyer’s Objection”), setting forth a specific description of the basis of Buyer’s determination and the adjustments to the Closing Date Inventory Statement and the corresponding adjustments to the Closing Date Inventory Value that Buyer believes should be made.  If no Buyer’s Objection is received by Seller on or before the last day of such 90-day period, then the Closing Date Inventory Value set forth on the Closing Date Inventory Statement delivered by

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Seller shall be final.  Seller shall have ninety (90) days from its receipt of Buyer’s Objection to review and respond to Buyer’s Objection, which shall be accompanied by a certificate of Seller’s business controller (or other person serving in a similar capacity) (the “Seller’s Objection”) and set forth a specific description of the basis of Seller’s determination and the adjustments to the Buyer’s Objection and the corresponding adjustments to the Closing Date Inventory Value that Seller believes should be made.  If no Seller’s Objection is received by Buyer on or before the last day of such 90-day period, then the Closing Date Inventory Value set forth on the Buyer’s Objection delivered by Buyer shall be final.

(c)If Seller timely delivers a Seller’s Objection and Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Buyer’s Objection within ninety (90) days following the receipt by Buyer of Seller’s Objection, either Seller or Buyer may refer any remaining disagreements to a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Valuation Firm”) which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.11(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Inventory Statement and the Closing Date Inventory Value require adjustment.  Buyer and Seller shall instruct the Valuation Firm to deliver its written determination to Buyer and Seller no later than ninety (90) days after the remaining differences underlying the Buyer’s Objection are referred to the Valuation Firm.  The Valuation Firm’s determination shall be conclusive and binding upon Buyer and Seller and their Affiliates.  The fees and disbursements of the Valuation Firm shall be borne equally by Buyer and Seller.  Buyer and Seller shall make readily available to the Valuation Firm all relevant books and records relating to the Closing Date Inventory Statement, Buyer’s Objection and Seller’s Objection and all other items reasonably requested by the Valuation Firm in connection therewith.

(d)Buyer shall provide to Seller and its accountants reasonable access to the books and records of the IoT Business and to any other information, and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Seller to prepare the Closing Date Inventory Statement, to respond to Buyer’s Objection and to prepare materials for presentation to the Valuation Firm in connection with Section 2.11(c).  Buyer and its accountants shall have full access to all information used by Seller in preparing the Closing Date Inventory Statement.

(e)If the Closing Date Inventory Value as finally determined pursuant to Section 2.11(a) through 2.11(c) differs from the Base Inventory Value by more than five percent (5%), then the Purchase Price shall be adjusted as set forth in the following sentence by (i) the Base Inventory Value minus (ii) the Closing Date Inventory Value, expressed as a positive, if positive, or as a negative, if negative, to the extent, and only to the extent, such amount differs from the Base Inventory Value by more than five percent (5%) (such difference in excess of five percent (5%) the “Purchase Price Adjustment Amount”).  If the Purchase Price Adjustment Amount is a negative number, then the Purchase Price shall be increased by the Purchase Price Adjustment Amount and Buyer shall promptly (and in any event within seven (7) Business Days) after the final determination thereof pay to Seller the Purchase Price Adjustment Amount in U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller.  If the Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be decreased by the Purchase Price

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Adjustment Amount and Seller shall promptly (and in any event within seven (7) Business Days) after the final determination thereof pay to Buyer the Purchase Price Adjustment Amount in U.S. Dollars by wire transfer of immediately available funds to an account designated by Buyer.

Representations and Warranties of Seller

. Except as set forth in the Schedules attached hereto and delivered by Seller to Buyer prior to the execution of this Agreement, Seller represents and warrants to Buyer that:

Organization and Qualification

. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to carry on the IoT Business as currently conducted by it and to own or lease and operate the Purchased Assets and conduct the IoT Business.  Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the IoT Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

Subsidiaries

. Schedule 3.2 sets forth a list of each Affiliate of Seller that has title to any Purchased Asset or any Assumed Liability, together with its jurisdiction of organization.  Each such Affiliate is a Subsidiary of Seller.  Each Subsidiary set forth in Schedule 3.2 is duly organized and validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the IoT Business as presently conducted by it.  Each Subsidiary of Seller set forth on Schedule 3.2 is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the operation or conduct of the IoT Business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  The Subsidiaries listed on Schedule 3.2 are the only Affiliates of Seller that have title to any Purchased Asset or any obligation that is an Assumed Liability.

3.3Authorization; Binding Effect

(a)Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(b)Each Subsidiary that will be a party to a Collateral Agreement has all requisite corporate power and authority to execute, deliver and perform the Collateral Agreements to which it will be a party and to consummate the transactions contemplated thereby, and the execution,

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delivery and performance of the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(c)This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and any Subsidiary will be a party when duly executed and delivered by Seller or such Subsidiary will be, valid and legally binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4Non-Contravention; Consents

(a)Assuming that all Required Consents (as defined in Section 3.4(b)) have been obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller or any Subsidiary that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s or a Subsidiary’s charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Contract to which Seller or a Subsidiary is a party or by which it is bound and which relates to the IoT Business or the Purchased Assets or (iii) violate any applicable Law of any Governmental Body having jurisdiction over Seller, a Subsidiary, the IoT Business or the Purchased Assets, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b)No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or an Affiliate in connection with the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller or a Subsidiary will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller or a Subsidiary, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) consents or approvals of Governmental Bodies or other Third Parties that are required to transfer or assign to Buyer or a Buyer Designee any Purchased Assets or assign the benefits of or delegate performance with regard thereto in any material respect, each of which are set forth in Schedule 3.4(b) (items (i) and (ii) being referred to herein as the “Required Consents”) and (iii) such other consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

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3.5Purchased Assets

(a)Seller or a Subsidiary has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. At the Closing, Seller or a Subsidiary will transfer to Buyer or a Buyer Designee good and valid title to, or, if Seller or a Subsidiary has a leasehold interest or license, a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances (but, for the avoidance of doubt, excluding immediately following the receipt of the Purchase Price at the Closing for purposes of this sentence from the definition of “Permitted Encumbrances” clause (v) thereof).  At or prior to Closing, Seller and its Affiliates shall have taken all such actions as are necessary to cause all security interests in the IoT Business or any of the Purchased Assets existing pursuant to the Credit Agreement to have been automatically released pursuant to Section 9.15 thereof.

(b)Each material item of Principal Equipment and Purchased Leased Equipment is in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.

(c)Except for (i) the goods and services provided under the Transition Services Agreement to the extent not otherwise included in the definition of “Purchased Assets,” (ii) the Excluded Assets, (iii) portfolio-wide Patent cross-licenses, and (iv) any billing, order entry, fulfillment, accounting, collections, finance, operations, engineering or other corporate centralized functional organizations within, or controlled by, Seller or an Affiliate, the Purchased Assets and the Transferred Employees and the other rights acquired or licensed under this Agreement and the Collateral Agreements (including the goods and services to be provided pursuant to the Transition Services Agreement) constitute all tangible and intangible property, assets, personnel and rights of Seller or an Affiliate that are primarily related to or primarily used in the operation or conduct of the IoT Business.  In the event this Section 3.5(c) is unintentionally breached because Seller or a Subsidiary has in good faith failed to identify and transfer any asset or property or provide any service primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, such breach shall be deemed cured if Seller or the applicable Subsidiary promptly, but in no event, later than thirty (30) days following such failure to identify and transfer, transfers such properties or assets or provides such services to Buyer or a Buyer Designee at no additional cost to Buyer or a Buyer Designee.

Governmental Permits

. Except as set forth on Schedule 2.1(h), there are no material governmental permits held or used by Seller or a Subsidiary to operate or conduct the IoT Business as now being operated or conducted, to own the Purchased Assets, or to use or occupy the Premises. Schedule 2.1(h) contains a description of each Transferred Governmental Permit.  The Transferred Governmental Permits set forth on Schedule 2.1(h) are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such governmental permit. Neither Seller nor any Subsidiary is in violation of or default under any governmental permit which, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

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3.7Real Estate and Environmental

(a)Schedule 3.7(a) contains a complete and accurate list of the Premises and the Leases.  Buyer has been provided with a complete and correct copy of each Lease.  Except as set forth in Schedule 3.7(a), each Lease is in full force and effect and neither Seller nor any Subsidiary has violated, and, to Seller’s knowledge, the landlord has not violated or waived, any of the material terms or conditions of any Lease and all the material covenants to be performed by Seller or a Subsidiary, and to Seller’s knowledge, the landlord under each Lease prior to the date hereof have been performed in all material respects.  Seller or its Affiliates currently occupy all of the Premises that will be included under any Assumed Leases or Subleases for the operation of the IoT Business.  To Seller’s knowledge, neither Seller nor any Affiliate is required to expend more than $25,000 in connection with any restoration or surrender obligation for the Premises that are subject to an Assumed Lease.

(b)The Premises are in condition suitable for the conduct of the IoT Business as currently conducted and the use of any Premises, as presently used by the IoT Business, does not violate any local zoning or similar land use Laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to materially adversely affect the occupancy of such Premises or the operations of the IoT Business therein.  Neither Seller nor any Subsidiary is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any Premises except where such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to have a materially adverse effect on the occupancy of such Premises or the operations of the IoT Business therein.  There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding affecting any Premises.

(c)Except as set forth in Schedule 3.7(c), in respect of the IoT Business and the Premises:

(i)the operations of the IoT Business, the IoT Products and the use of the Premises by Seller and its Subsidiaries comply, and, to Seller’s knowledge, have complied in all material respects with all applicable Environmental Laws, RoHS2 and China RoHS2;

(ii)Seller and each Subsidiary has obtained all environmental, health and safety governmental permits required by or related to any Environmental Law and necessary for its operations, and all such governmental permits are in good standing, and Seller and each Subsidiary is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits, individually or in the aggregate, would not reasonably be expected to result in material liability to Seller or any Subsidiary;

(iii)none of Seller, any Subsidiary or any of the Premises or the operations of the IoT Business, are subject to any on-going or, to Seller’s knowledge, have been subject to any previous investigation by, order from or agreement with any Person respecting (A)

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any Environmental Law, or (B) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(iv)neither Seller nor any Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v)Seller or each applicable Subsidiary has filed all material notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment;

(vi)neither Seller nor any Subsidiary has received any written notice, or to Seller’s knowledge, other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance; and

(vii)there have been no releases or threatened releases of any Hazardous Substances caused by Seller or any Subsidiary, into, on or under any of the Premises or, to Seller’s knowledge, other real property owned, leased or occupied by the IoT Business, or, to Seller’s knowledge, any other Person, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

3.8Compliance With Laws

(a)Except as set forth on Schedule 3.8, with respect to the Purchased Assets and the IoT Business, Seller and each Affiliate is in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, writs, injunctions, permits and licenses of or from Governmental Bodies by which the IoT Business or the Purchased Assets are bound or affected.

(b)Without limiting the generality of the foregoing, with respect to the Purchased Assets and the IoT Business, neither Seller nor any of its Affiliates, nor, to Seller’s knowledge, any agent, director, officer, employee or other Person associated with or acting on behalf of Seller or its Affiliates, has, directly or indirectly, taken, authorized or promised to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery laws applicable to Seller or any of its Affiliates with respect to the Purchased Assets and the IoT Business (in each case, as in effect at the time of such action) (collectively, the “Anticorruption Laws”); used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, or violated any money laundering laws, or similar legislation in applicable jurisdictions or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the IoT Business or the Purchased Assets.  With respect to the Purchased Assets and the IoT Business, neither Seller nor any

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of its Affiliates has received any written notice alleging any violation or alleged violation of Anticorruption Laws, discovered a violation as a result of an internal investigation or made a voluntary or directed disclosure to any government authority, and, to Seller’s knowledge, there are not facts that would reasonably be expected to lead to such notice.

(c)With respect to the Purchased Assets and the IoT Business, Seller and each Affiliate is in compliance in all material respects with all applicable U.S. and Foreign Export Control and Sanctions Laws.  Without limiting the foregoing, as of the date hereof, there are to Seller’s knowledge, no threatened claims or investigations by any Governmental Body of potential violations against Seller or any of its Affiliates with respect to export activity or licenses with respect to the IoT Business or the Purchased Assets.

Litigation

. Except as set forth on Schedule 3.9, there is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened by, against or involving Seller or any Affiliate, the IoT Business or the Purchased Assets, (i) which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) that could reasonably be expected to be material to the IoT Business or the Purchased Assets.  To Seller’s knowledge, there is no basis for any such action, suit, decree, proceeding, arbitration or investigation not disclosed on Schedule 3.9 that could reasonably be expected to be material to the IoT Business or the Purchased Assets.

3.10Business Employees

(a)(i)Schedule 3.10(a)(i) contains a complete and accurate list of all the Business Employees as of April 26, 2016, showing for each Business Employee (unless prohibited by Law), the (A) name, (B) title, (C) location, (D) date of hire or service commencement date, (E) current annual base salary or base wage, (F) immigration status, if any, (G) classification status of U.S. employees under the Fair Labor Standards Act or applicable state or local Law (exempt or non-exempt), (H) leave of absence status, if any (including, but not limited to, short- or long-term disability, military leave, maternity leave, family leave, and/or other administrative leave), and (I) general eligibility for current annual incentive/bonus or commission opportunity.

(ii)Except as set forth on Schedule 3.10(a)(ii), (A) no Business Employee is covered by any union, collective bargaining agreement or other similar labor agreement (including any agreement with any works council, trade union or other similar labor-relations entity); (B) to Seller’s knowledge, there are no pending union, works council, employee representative or similar labor organizing activities or arrangements; and (C) in the three years prior to the date hereof, there has been no labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees.

(iii)No unfair labor practice, labor dispute or labor charge or complaint is pending or, to Seller’s knowledge, threatened with respect to any Business Employee.

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(b)Except as set forth in Schedule 3.10(b), neither Seller nor any Subsidiary currently maintains, contributes to or has any liability under any Benefit Plan in respect of any Business Employee.  With respect to each of the Benefit Plans identified on Schedule 3.10(b), Seller has made available to Buyer true and complete copies of the most recent plan or summary or other written description describing all material terms thereof.

(c)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the IRS, and, to Seller’s knowledge, no fact exists indicating that any such determination letter should be revoked or not issued or reissued.

(d)No Benefit Plan is maintained or contributed to that constitutes, and neither Seller, any Subsidiary or any ERISA Affiliate sponsors or maintains and has not previously sponsored, maintained, contributed to, incurred an obligation to contribute to, or is or was required to contribute to, in each case, with respect to any Business Employee: (i) any “multiemployer plan” as defined in Section 3(37) or 4011(a)(3) of ERISA, (ii) any pension plan subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, (iii) any “multiple employer plan” as defined in ERISA or the Code, or (iv) any “multiple employer welfare arrangement” as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(e)Each Benefit Plan, including a Benefit Plan that covers any Business Employee outside of the United States or is otherwise not subject to ERISA or the Code has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Benefit Plans where each such Benefit Plan was intended to have such tax status).  None of Seller, nor any Subsidiary nor any ERISA Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of, nor is Seller, any Subsidiary or any ERISA Affiliate otherwise required or obligated to make a payment that would constitute, nonqualified deferred compensation (as defined in Section 409A(d)(1) of the Code) with respect to any Business Employee.

(f)Except as provided in Schedule 3.10(f), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any severance, retention or change of control payment becoming due to any Business Employee.

(g)With respect to the IoT Business, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, (iii) any material controversies or material disputes pending, or to Seller’s knowledge, threatened between Seller or any Subsidiary and any of its employees, or (iv) any material claims, material litigation or material disputes by a works council or other employee representative body, or an applicable Government Body.

(h)Neither Seller nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act and similar state, local or foreign agency.

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(i)The Business Employees are authorized and have appropriate documentation to work in the jurisdiction in which they are working.

(j)Schedule 3.10(a)(i) sets forth the immigration status for all U.S.-based Business Employees who are not U.S. citizens or permanent residents and lists any Business Employee based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services.  No Business Employee is working on assignment or secondment for Seller or one if its Affiliates while employed by Seller or a different Affiliate located in a different country (for such purposes, the People’s Republic of China, Hong Kong, Taiwan and Macau will be considered as separate countries).

(k)Each Business Employee is employed on terms materially the same as the form employment contract which Seller has made available to Buyer and which the Seller has indicated is used by the Seller or its Affiliates in the location in which the Business Employee is working.  Seller and its Subsidiaries are in material compliance with all employment contracts that any one of them has with any Business Employee.

3.11Contracts

(a)Schedule 3.11(a) contains a complete and accurate list of the Transferred Contracts and Transferred In-Licenses (collectively, the “Material Contracts”), including:

(i)that involve or could reasonably be expected to involve payments by or to Seller or a Subsidiary either of more than $250,000 per year or more than $500,000 in the aggregate over the full term thereof;

(ii)with any one of the top twenty (20) largest direct customers or OEMs of IoT Products, as measured by sales during the twelve (12) month period ending as of March 31, 2016, including purchase agreements, maintenance and service agreements and warranty agreements;

(iii)with any one of the top twenty (20) largest suppliers of any raw material or components incorporated into IoT Products, as measured by cost during the twelve (12) month period ending as of March 31, 2016;

(iv)that contain any provision or covenant prohibiting or limiting the ability of Seller or a Subsidiary to (A) engage in any activity (including geographical restrictions), (B) to compete in any line of business, directly or indirectly, with any Person;

(v)that is any Contract pursuant to which Seller or any of its Subsidiaries is bound to, or has committed to provide or license any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party (excluding customization of products or services for or by a party in the ordinary course of business);

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(vi)that provide for “most favored nation” terms, including such terms for pricing;

(vii)that create or obligate Seller or a Subsidiary to participate in any joint venture or similar arrangement;

(viii)that contain maintenance, warranty, support or similar obligations, other than as set forth on the standard terms and conditions of sale included in Schedule 3.15;

(ix)for any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative relationships that is material to the IoT Business or the Purchased Assets;

(x)that provides for the escrow of source code;

(xi)any Contract providing for the development of any Assigned Intellectual Property, independently or jointly, by or for Seller or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business with (1) employees, or (2) consultants or independent contractors, who in each case are bound by agreements assigning any such Assigned Intellectual Property to Seller or its Subsidiaries);

(xii)that is with any Governmental Body, university or research organization;

(xiii)that is a continuing Contract with a commitment for the future purchase by Seller or its Subsidiaries of materials, supplies, equipment or services in excess of $100,000 per year or more than $250,000 in the aggregate over the full term thereof;

(xiv)that is an advertising agreement or arrangement, in any such case that involves or could reasonably be expected to involve payments by Seller or any of its Subsidiaries of more than $100,000 per year;

(xv)that is a Contract obligating Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; and

(xvi)that constitute any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the IoT Business.

(b)Each Material Contract is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Neither Seller nor any Subsidiary is in default under or in breach of or is otherwise delinquent in performance under any Material Contract (and neither Seller nor any Subsidiary has received any notice alleging any such default, breach or delinquency).  To

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Seller’s knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that could not reasonably be expected to be material to the IoT Business or the Purchased Assets. Seller or a Subsidiary has made available to Buyer true and complete copies of all Material Contracts.

3.12Revenues; Absence of Certain Changes

(a)Schedule 3.12(a) sets forth a true and correct statement of revenues for the IoT Business for each of the fiscal years ended November 1, 2015 and November 2, 2014 and for the interim year-to-date period in 2016 up to March 31, 2016.  The statement of revenues is derived from and has been prepared in accordance with the books and records of Seller and the Subsidiaries (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby consistent with GAAP (except for the omission of footnotes and normal year-end adjustments and any potential adjustments relating to the taxes and tax adjustments) and Seller’s standard accounting policies and procedures and (ii) presents fairly the revenues of the IoT Business for such periods.

(b)The revenue of the IoT Business reflected on Schedule 3.12(a) has been recognized in accordance with GAAP. The historical information relating to the IoT Business set forth on Schedule 3.12(a) was prepared in good faith by Seller.  Seller has no knowledge of any fact or set of circumstances that would lead it to believe that such historical financial information is incorrect or misleading in any material respect.

(c)Except as set forth in Schedule 3.12(c), Seller has not received or booked any prepaid revenues for the IoT Business applicable to performance due after the Closing Date.

3.13Intellectual Property

(a)Seller or one of its Subsidiaries, each of which is incorporated or otherwise organized and located in the United States, owns exclusively all legal right, title and interest in and to the Assigned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.  Seller or one of its Subsidiaries owns or has a valid right to grant the licenses to the Licensed Intellectual Property that it is licensing to Buyer pursuant to the Intellectual Property Agreement.  Seller and its Affiliates have not received any notice or claim challenging Seller’s or any of its Subsidiaries’ ownership of any Assigned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor to Seller’s knowledge is there a reasonable basis for any claim that Seller or its Subsidiaries, as applicable, does not so own any of such Assigned Intellectual Property.  Schedule A of Appendix F to the Intellectual Property Agreement contains a complete and accurate list of all registered Trademarks and pending applications for registration of Trademarks that are primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets, including the distribution and sale of the IoT Products (the “Assigned Trademarks” or “Assigned Registered IP”), and there are no registered Copyrights and pending applications for registration of

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Copyrights owned by Seller or its Affiliates that are primarily related to or primarily used in the operation or conduct of the IoT Business or the Purchased Assets.  To Seller’s knowledge, there are no Patents primarily related to the IoT Business that are not also used in Seller’s retained businesses. Seller has in its possession and will provide to Buyer at or prior to Closing complete and accurate copies of all applications, material correspondence with Governmental Bodies or registration organizations, and other material documents related to each such item of Assigned Registered IP.  Schedule 3.13(a) sets forth a complete and accurate listing of the jurisdiction in which each item of Assigned Registered IP has been registered or filed, the applicable registration or serial number or similar identifier and applicable issuance, registration or grant date, and all actions, filings and payment obligations due to be made to any Governmental Body within one hundred and eighty (180) days following the date hereof with respect to each item of Assigned Registered IP.   Other than communications with Governmental Bodies or registration organizations regarding prosecution of the Assigned Registered IP, neither Seller nor any of its Affiliates has received any notice or claim challenging the validity or enforceability of any of the Assigned Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Assigned Registered IP is invalid or unenforceable, nor to Seller’s knowledge is there a reasonable basis for any claim that any of the Assigned Registered IP is either invalid or unenforceable.  All Assigned Registered IP has been registered or obtained in accordance with all applicable legal requirements, and Seller has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities associated with or required with respect thereto.  None of the Assigned Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to Seller’s knowledge, no such action is or has been threatened.  Neither Seller nor any of its Affiliates has taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Assigned Registered IP.

(b)Except as set forth in Schedule 3.13(b),

(i)to Seller’s knowledge, the operation of the IoT Business by Seller and its Subsidiaries, and the use, sale, import, export, and manufacture of IoT Products by Seller and its Subsidiaries, have not and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Third Party;

(ii)there is no suit, or proceeding pending against or, to Seller’s knowledge, threatened against, or a written or, to Seller’s knowledge, oral claim, nor is there any settlement agreement or stipulation in litigation affecting, the IoT Business or the IoT Products, including any such suit, proceeding, claim, agreement, or stipulation (x) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Assigned Intellectual Property or the Licensed Intellectual Property (collectively, the “IoT Intellectual Property”), (y) alleging that the use of the IoT Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the IoT Business conflict with, misappropriate, infringe or otherwise violate any Intellectual Property rights of any Third Party, or (z) alleging that Seller or any of its Affiliates infringed, misappropriated, or otherwise violated any Intellectual Property rights of any Third Party in connection with the operation of the IoT Business; and

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(iii) (A) there exist no restrictions on the disclosure, use, license or transfer of the IoT Intellectual Property (other than the restrictions imposed in the Intellectual Property Agreement or by applicable Law); and (B) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the IoT Intellectual Property.

(c)At the Closing, Seller or one of its Subsidiaries will assign to Buyer the Assigned Intellectual Property and will license to Buyer the Licensed Intellectual Property, in each case in accordance with the Intellectual Property Agreement.

(d)None of the Assigned Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to Seller’s knowledge, all Assigned Intellectual Property is valid and enforceable.

(e)Seller and its Affiliates have taken reasonable actions to maintain and protect the Assigned Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain foreign applications which Seller or an Affiliate thereof, in its reasonable business judgment, has abandoned in the ordinary course of business.

(f)To Seller’s knowledge, no Person is engaging in any activity that infringes or misappropriates any of the material Assigned Intellectual Property.

(g)Schedule 3.13(g) contains a complete and accurate list of all Information (other than Open Source Materials) that is not owned by Seller or its Subsidiaries and is embedded in, incorporated into or distributed by Seller with the IoT Products (“Third Party Components”), in each case identifying (i) the IoT Product associated with such Third Party Component and (ii) the license or other agreement granting Seller or any of its Affiliates rights in and to such Third Party Component.

(h)Schedule 2.1(g) contains a complete and accurate list of all Transferred In-Licenses. Each such Transferred In-License is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.

(i)Other than patent cross-licenses and other patent licenses entered into by Seller or a Subsidiary in connection with Seller’s patent licensing activities or in settlement of litigation, to Seller’s knowledge, Seller has not granted any licenses or rights under, or otherwise agreed not to assert or enforce, for the purposes of enabling another Person to operate in the IoT Business Field of Use.  Seller has not granted any licenses or other rights under, or otherwise agreed not to assert or enforce, the Assigned Trademarks, except for those rights granted in the ordinary course of business in connection with the sale of IoT Products.

(j)Seller and its Affiliates have taken reasonable steps to maintain the confidentiality of all Trade Secrets and confidential information relating to the IoT Business (“IoT Trade Secrets”) and other information that at any time constituted a Trade Secret relating to the IoT Business, including taking steps to ensure that any IoT Trade Secrets disclosed by Seller or any of its

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Affiliates to a Third Party are subject to the confidentiality undertakings set forth in an applicable written non-disclosure agreement.  To Seller’s knowledge, there has been no misappropriation of any IoT Trade Secrets. Seller and its Affiliates have not disclosed, nor is Seller or any of its Affiliates under any contractual or other obligation to disclose, to another Person any IoT Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to Seller’s knowledge, no Person has materially breached any such agreement or undertaking.  Without limiting the generality of the foregoing, Seller has and enforces in a commercially reasonable manner a policy requiring, and each Business Employee and independent contractor, who has participated in or has made any contributions to the creation of any IoT Intellectual Property or have had access to any IoT Trade Secrets, to enter into, and each such Business Employee and independent contractor has entered into, a non-disclosure and invention assignment agreement substantially in Seller’s standard forms (which have previously been provided to Buyer) that provides for (i) the non-disclosure by such person of any of Seller’s or any of its Subsidiaries’ confidential information and (ii) the irrevocable assignment by such person to Seller or any of its Subsidiaries of all Intellectual Property arising out of such person’s employment or engagement by, or contract with, Seller or any of its Subsidiaries.

(k)To Seller’s knowledge, no Business Employee or independent contractor of Seller or any of its Affiliates who is employed in connection with the IoT Business is obligated under any agreement or subject to any judgment, decree or order of any court or Governmental Body, or any other restriction that could reasonably be expected to materially interfere with such Business Employee or independent contractor carrying out his or her duties for Seller or such Affiliates, as applicable, or that could reasonably be expected to materially conflict with the Assigned Intellectual Property, the Licensed Intellectual Property or the IoT Business as presently conducted.

(l)Except as set forth in Schedule 2.1(g), neither Seller nor any of its Affiliates has used Open Source Materials in any manner that would reasonably be expected to , with respect to any Assigned Intellectual Property embedded in an IoT Product, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller or any of its Affiliates with respect to any Assigned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Assigned Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of Seller or any of its Affiliates with respect to its use or distribution.

(m)Neither Seller nor any of its Affiliates, nor any other Person acting on their behalf has disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any material source code for any IoT Product, except for disclosures to employees and contractors under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to Seller or any Subsidiary thereof.  None of Seller or any its Affiliates has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the material source code for

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any IoT Product to any escrow agent or other Person, including as a result of the consummation of this Agreement.

3.14IoT Product Liability and Recalls

(a)Each IoT Product produced or sold is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws.  To Seller’s knowledge, there is no design or manufacturing defect that: (i) is material and has been established or is being investigated with respect to any IoT Product, or (ii) has resulted in, or could reasonably be expected to result in death, personal injury, or property damage.

(b)Except as set forth in Schedule 3.14(b), since January 1, 2014, there has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s knowledge, threatened against or involving the IoT Business or relating to any IoT Product, including any action, suit, claim, inquiry, proceeding or investigation alleging that any IoT Products have been defective or improperly designed or manufactured, nor, to Seller’s knowledge, has there been any pattern of product failure relating to any IoT Product designed, manufactured or sold by the IoT Business.

(c)Except as set forth in Schedule 3.14(c), since January 1, 2014, there has been no pending, or to Seller’s knowledge, threatened recall or investigation of any IoT Product produced or sold and, to Seller’s knowledge, no condition or circumstance exists, that (with or without notice or lapse of time) would directly or indirectly be expected to give rise to or serve as the basis for any recall or investigation.

3.15IoT Product Warranty

(a)Schedule 3.15(a) includes copies of the standard terms and conditions of sale for the IoT Products (containing applicable guaranty, warranty and indemnity provisions and support obligations).

(b)Except as set forth in Schedule 3.15(b), the products manufactured by the IoT Business have been sold by Seller and its Subsidiaries in accordance with the standard terms and conditions of sale except for any such deviations which could not reasonably be expected to materially affect the IoT Business or the Purchased Assets.  No IoT Products have been sold by Affiliates that are not Subsidiaries.

Inventory

. The Inventory is, and as of the Closing Date will be, valued in accordance with GAAP of quality and quantity usable and saleable in the ordinary course of the IoT Business consistent with past practice, except in each case for excess, obsolete items and items of below-standard quality that have been reserved for or written down to estimated net realizable value in accordance with GAAP applied on a basis consistent with past practices.

Customers and Suppliers

. Schedule 3.17 contains a list setting forth the twenty (20) largest customers of the IoT Business, by dollar amount, over the twelve (12) months ended March 31, 2016 (and the amount of sales with respect to each such customer during such

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twelve month period), and the twenty (20) largest suppliers of any raw material or component for the IoT Business, by dollar amount, over the twelve (12) months ended March 31, 2016.  Except as set forth in Schedule 3.17, neither Seller nor any of its Affiliates has received any written notice, or to Seller’s knowledge, any other notice, that any such customer has taken action to, or will take action to (a) terminate or modify in a manner materially adverse to Seller its relationship with Seller, (b) cease to purchase or license the IoT Products, or reduce the purchase or license of IoT Products in any material manner from Seller or any of its Subsidiaries, or (c)  renegotiate the price or other material terms, in any material manner, pursuant to which such customer purchases or licenses the IoT Products from Seller or any of its Subsidiaries; and, to Seller’s knowledge, no such customers plan to do any of the foregoing.  As of the date hereof, neither Seller nor any of its Affiliates has received written notice, or to Seller’s knowledge, any other notice, that any such supplier has taken action to, or will take action to (a) terminate or modify in a manner adverse to Seller its relationship with Seller, (b) reduce the amount of goods or services that it is willing to supply to Seller or any of its Subsidiaries or (c) materially increase the price of any goods or services that it has previously supplied to Seller or any of its Subsidiaries; and, to Seller’s knowledge, no such suppliers plan to do any of the foregoing.  All purchase and sale orders and other commitments for purchases and sales made by Seller or any Subsidiary in connection with the IoT Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

Restrictions on the IoT Business

. Except for this Agreement and the Collateral Agreements there is no contract, agreement or Law materially affecting (i) Seller’s or a Subsidiary’s conduct of the IoT Business as currently conducted, or (ii) to Seller’s knowledge, Buyer’s ability to conduct the IoT Business after the Closing as currently conducted by Seller.

3.19Taxes

(a)There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances.  No action, proceeding or, to Seller’s knowledge, investigation has been instituted against Seller or any Subsidiary to the extent related to the IoT Business or the Purchased Assets.  Seller and each Subsidiary has duly and timely filed all Returns that it was required to file; all such Returns were correct and complete in all material respects; and all Taxes of Seller or its Subsidiaries owed or shown as due on any Return have been paid. Seller and its Subsidiaries (to the extent related to the IoT Business or the Purchased Assets) have reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with amounts paid or owing by them to any employee, independent contractor, creditor, stockholder or other Third Party except where the failure to make such payment, individually or in the aggregate, is not or could not reasonably be expected to be material to the IoT Business, taken as a whole.  Neither Seller nor any Subsidiary has received any claim in writing in the last two (2) years from a Governmental Body or social security administration in a jurisdiction where any Seller or Subsidiary (to the extent related to the IoT Business or the Purchased Assets) does not file Returns that such Seller or Subsidiary is or may be subject to taxation by that jurisdiction.

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(b)None of the Purchased Assets (a) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, (b) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, (c) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code, or (d) is subject to a 467 rental agreement as defined in Section 467 of the Code.  Seller (and not any of Seller’s Affiliates) is the beneficial owner of the Assigned Intellectual Property and the Licensed Intellectual Property.

Brokers

. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

No Other Representations or Warranties

. Except for the representations and warranties contained in this Article 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the IoT Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.  Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing shall not apply in the event of fraud or to any claims or rights of Buyer, any Buyer Designee, any Affiliate of Buyer or any other Person arising out of fraud.

Representations and Warranties of Buyer

. Except as set forth in Schedules attached hereto and delivered by Buyer to Seller prior to the execution of this Agreement, Buyer represents and warrants to Seller that:

Organization and Qualification

. Each of Buyer and any Buyer Designee is a corporation, limited partnership, or other legal entity duly organized, validly existing and in good standing (in any jurisdiction in which such concept exists) under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Each of Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.2Authorization; Binding Effect

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(a)Each of Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer has been duly authorized by all requisite corporate action and, to the extent not completed on the date hereof by a Buyer Designee, will be duly authorized by all requisite corporate action.

(b)This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3Non-Contravention; Consents

(a)Assuming that the consents specified in Section 4.3(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Contract to which Buyer or any Buyer Designee is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

(b)No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

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Brokers

. Other than Greenhill & Co., LLC, the costs, fees and expenses of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.5No Inducement or Reliance; Independent Assessment; Projections

(a)With respect to the Purchased Assets, the IoT Business and any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any data rooms or management presentations or in any other form in expectation of the transactions contemplated hereby.  Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing shall not apply in the event of fraud or to any claims or rights of Buyer, any Buyer Designee, any Affiliate of Buyer or any other Person arising out of fraud.

(b)Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the IoT Business and is sufficiently experienced to make an informed judgment with respect thereto.  Buyer further acknowledges that neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the IoT Business or its profitability for Buyer, or with respect to any forecasts, projections or IoT Business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the IoT Business and the negotiation and the execution of this Agreement.

(c)In connection with Buyer’s investigation of the IoT Business, Buyer and its Affiliates have received from Seller and its representatives certain projections, forecasts and business plan information. Buyer and its Affiliates acknowledge and agree that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties, that there can be no assurances that the projections, forecasts and plans are accurate or that the projections, forecasts and plans will be realized, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them, and that Buyer and its Affiliates shall have no claim against any of Seller, its Affiliates or their respective representatives with respect thereto.

Financing

.  Buyer has delivered to Seller true, complete and fully executed copies of a commitment letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), together with the executed fee letters related thereto of even date herewith (which fee

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letters may be redacted so long as no redaction covers terms that would adversely affect the aggregate amount, conditionality, availability or termination of the debt financing contemplated therein) and any related exhibits, schedules, annexes, supplements, term sheets and other agreements, which provide such lenders’ respective commitments to provide Buyer with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Commitment Letter”) (such debt financing, the “Financing”).  The Commitment Letter is in full force and effect and is a valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.  As of the date hereof, the Commitment Letter has not been amended or modified, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded or otherwise modified (and no such withdrawal, rescission or modification is contemplated), other than to add lenders, lead arrangers, bookrunners, syndication agents or similar entities.  As of the date hereof, there are no side letters or other arrangements relating to the Commitment Letter that could reasonably be expected to affect the availability of the funding in full of the Financing at the Closing.  As of the date of this Agreement, Buyer has fully paid, or caused to be fully paid, any and all commitment fees or other amounts that have been incurred and are due and required to be paid in connection with the Commitment Letter on or prior to the date of this Agreement.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, the other parties thereto under any term or condition of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby to be unavailable.  There is no condition precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter in the form so delivered to on or Seller prior to the date of this Agreement.  As of the date of this Agreement, Buyer has no reason to believe that any term or condition to the Financing set forth in the Commitment Letter will not be fully satisfied on a timely basis or that the Financing will not be available to Buyer at the Closing.

Sufficiency of Funds

. At the Closing, upon receipt of the proceeds of the Financing contemplated by the Commitment Letter, Buyer (i) will have sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements; (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; and (iii) will not have incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder and under the Collateral Agreements. Buyer understands and acknowledges that under the terms of this Agreement, including for purposes of Section 4.6 and this Section 4.7, the obligations of Buyer to consummate the transactions contemplated by this Agreement or the Collateral Agreements are not in any way contingent upon or otherwise subject to the consummation by Buyer of any financing arrangements, the obtaining by Buyer of any financing or the availability, grant, provision or extension of any financing to Buyer.

No Other Representations or Warranties

. Except for the representations and warranties contained in this Article 4, none of Buyer, any Affiliate of Buyer or any other Person makes, and neither Seller or any of its Affiliates is relying on, any representations or warranties, and

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Buyer hereby disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.  Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing shall not apply in the event of fraud or to any claims or rights of Seller, any Subsidiary, any Affiliate of Seller or any other Person arising out of fraud.

5.Certain Covenants

5.1Access and Information

(a)From and after the date of this Agreement and until the Closing Date, Seller shall give, and cause its Subsidiaries to give, to Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, reasonable access during Seller’s or the applicable Subsidiary’s normal business hours to all of Seller’s and the applicable Subsidiary’s properties (including the right to perform non-invasive environmental assessments and audits of any Premises related to any Assumed Lease or Sublease), books, contracts, commitments, reports of examination and records relating to the IoT Business, the Transferred Employees, the Purchased Assets and the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller and its Subsidiaries shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual Third Party confidentiality obligation). Seller shall assist, and cause its Subsidiaries to assist, Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non‑employee representatives to be reasonably available to any of them for such purposes.

(b)From and after the Closing Date, Seller and Buyer and their respective Subsidiaries shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller and Buyer and their respective Subsidiaries shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual Third Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Transferred Contracts, Transferred In-Licenses and Transferred Governmental Permits and any other information existing as of the Closing Date and relating to the IoT Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the IoT Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees

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and as otherwise may be necessary or desirable to enable the Party requesting such assistance to:  (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such Party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c)Buyer agrees to preserve all Business Records, Transferred Contracts, Transferred In-Licenses and Transferred Governmental Permits in accordance with its corporate policies related to preservation of records. Buyer further agrees that, to the extent Business Records, Transferred Contracts, Transferred In-Licenses and Transferred Governmental Permits are placed in storage, they will be kept in such a manner as to make individual document retrieval possible in a reasonably expeditious manner.

Conduct of the IoT Business

. From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or as set forth in the Schedules hereto or as Buyer shall otherwise consent to in writing, Seller and its Affiliates, with respect to the IoT Business:

(a)will carry on the IoT Business in the ordinary course consistent with past practice and consistent therewith use its reasonable commercial efforts to keep intact the IoT Business, keep available the services of the Business Employees and preserve the relationships of the IoT Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the IoT Business;

(b)in the ordinary course consistent with past practice will maintain the Purchased Assets in good operating condition and repair or restore such assets as necessary for the operation of the IoT Business in the ordinary course of business;

(c)will not permit, other than as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) to be transferred, sold, licensed, disposed of, or subjected to any Encumbrance other than Permitted Encumbrances, other than sales of Inventory in the ordinary course of business consistent with past practice;

(d)will not buy or sell Inventory outside of the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels, and will maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods Inventory for satisfaction of customer orders on hand at Closing;

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(e)will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

(f)will not fail to pay when due any material obligation related to the IoT Business;

(g)will not enter into, terminate or materially extend, amend, modify or waive any right with respect to any Lease or Material Contract except for purchase orders entered in the ordinary course of business consistent with past practice;

(h)will not sell, lease, license, abandon, permit to lapse, or otherwise transfer, or create or incur any Encumbrance other than Permitted Encumbrances on, any of the assets, securities, properties, or interests of the IoT Business (including the Assigned Intellectual Property), including not taking any action to abandon, disclose, misuse, or misappropriate the Assigned Intellectual Property in any manner or assert or threaten any claims with respect to the Assigned Intellectual Property;

(i)will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice that will constitute Excluded Liabilities;

(j)other than as required by Sections 5.4(d) and 5.4(e), will not terminate or modify the terms and conditions of employment of any Business Employee, or modify the salaries, wage rates, other compensation or benefits of, or grant any retention, change of control, incentive, severance or termination payment (other than as required by Law) to, any Business Employee;

(k)will not, unless required by Law, enter into any collective bargaining agreement or other similar agreement or arrangement with any labor union or management union or association, works council, employee representative or other labor organization or group of employees representing employees of Seller or a Subsidiary; or

(l)will not fail to comply in any material respect with all Laws applicable to the IoT Business or the Purchased Assets;

(m)will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect;

(n)will not relocate any Business Employees to locations other than the Premises and will not relocate any personnel other than Business Employees into the Premises under the Assumed Lease or into portions of the Premises covered by the Subleases; and

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(o)will not enter into any agreement or commitment with respect to any of the foregoing.

5.3Tax Reporting and Allocation of Consideration

(a)Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or a Subsidiary to any Business Employee in connection with the operation or conduct of the IoT Business for any Pre-Closing Tax Period and any Tax withholding, payment and reporting related to payments made by Seller or a Subsidiary to any Transferred Employee under a Benefit Plan of Seller or a Subsidiary with respect to any Post-Closing Tax Period, and (ii) Buyer will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or a Buyer Designee to any Transferred Employee with respect any Post-Closing Tax Period.  After the Closing, Buyer and Seller agree to use the alternate procedure set forth in Rev. Proc. 2004-053 with respect to the Transferred Employees.  For the avoidance of doubt, nothing in this paragraph is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this paragraph.

(b)Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Asset Level Allocation Statement”).  Seller and Buyer shall work in good faith to resolve any disputes relating to the Asset Level Allocation Statement.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne equally by Buyer and Seller. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Body) on any Return or in any audit or examination before any Governmental Body that is in way inconsistent with the final Asset Level Allocation Statement (the final Asset Level Allocation Statement being referred to herein as the “Allocation”). If the Purchase Price is adjusted pursuant to Section 9.2(d), the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 5.3(b).

(c)Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Purchased Assets or the IoT Business.  Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(d)Seller shall deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status.

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5.4Business Employees

(a)Prior to the Closing, Seller shall deliver to Buyer any updates to the information provided in Schedule 3.10(a)(i) as of the day prior to the Closing Date (the “Updated Employee List”).

(b)Buyer or any Buyer Designee shall make offers of employment, contingent on the Closing, to the Business Employees listed on Schedule 3.10(a)(i) (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employee on long-term disability).  Seller and any applicable Subsidiary shall cooperate and assist in facilitating Buyer’s or a Buyer Designee’s offers and will not take any action, or cause any of the Subsidiaries to take any action, which would impede, hinder, interfere or otherwise compete with Buyer’s or a Buyer Designee’s effort to hire any Business Employee.  Without limiting the foregoing, each Party shall comply with all applicable Laws in connection with the transfer of the Business Employees to Buyer or a Buyer Designee, including with respect to notice and other procedural requirements and Automatic Transfer Laws.  Seller and its applicable Subsidiaries will provide any and all information reasonably required by Buyer or a Buyer’s Designee in order for Buyer to fulfil its obligations under this Agreement with respect to Business Employees.  The Parties will enter into appropriate documentation for relevant jurisdictions outside the United States where necessary or appropriate for the transfer of any Business Employees.  Each Business Employee who accepts Buyer’s or a Buyer Designee’s offer of employment, as of the effective date of their employment with Buyer or a Buyer Designee shall be referred to as a “Transferred Employee.” Employment with Buyer or a Buyer Designee of Transferred Employees shall be effective as of the Closing Effective Time, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with Buyer or a Buyer Designee or such other date as is prescribed by applicable Law.

(c)The Parties will comply with applicable Law regarding terms of employment of Transferred Employees.  Where terms are not dictated by applicable Law, Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees, at a minimum, the same base salaries or, as applicable, base wage rates, offered by Seller or the applicable Subsidiary immediately prior to the Closing Date as set forth on Schedule 3.10(a)(i). Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees employee benefits and new hire equity grants that are no less favorable than those benefits and equity grants provided to similarly situated employees of Buyer or the applicable Buyer Designee and shall structure offers to Business Employees in any foreign jurisdiction so as not to trigger termination or severance costs, if any.  Buyer shall use commercially reasonable efforts to recognize each Transferred Employee’s service with Seller or a Subsidiary prior to the Closing, including service with predecessor employers that was recognized by Seller or a Subsidiary, for purposes of determining eligibility to participate or vesting in each employee benefit plan, program, policy and arrangement of Buyer or a Buyer Designee, including any vacation plans and severance plans, to the extent permitted by such plans, programs, policies and arrangements, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

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(d)Effective as of the Closing, Seller or the applicable Subsidiary will terminate the employment of any Business Employee that is offered employment in accordance with Sections 5.4(b) and 5.4(c) above and rejects such offer of employment with Buyer or a Buyer Designee, including in connection with an applicable objection under an Automatic Transfer Law.  Seller or the applicable Subsidiary will not pay such Business Employee any severance or other similar benefit unless otherwise required by applicable Law or an applicable Benefit Plan listed on Schedule 3.10(b), it being understood, for the avoidance of doubt, that any such liabilities shall be Excluded Liabilities hereunder.

(e)Other than as described on Schedule 5.4(e), Transferred Employees will not be eligible for any severance benefits under the terms of any Benefit Plan of Seller or any Subsidiary.  Seller shall maintain and shall not amend the transition incentive plan described on Schedule 5.4(e) for six (6) months following the Closing and pay any and all amounts due thereunder.

(f)To the extent permitted under applicable Buyer benefit plans, (i) Buyer shall use commercially reasonable efforts to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and Welfare Plans offered to the Transferred Employees by Seller or a Subsidiary) and proof of insurability, and (ii) the medical and dental plans maintained by Buyer and any Affiliate of Buyer shall recognize as dependents of the Transferred Employees the dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.

(g)As soon as practicable following the Closing Date, Buyer shall cause one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code (the “Buyer Savings Plan”) to provide for the receipt of Transferred Employees’ lump sum cash distributions, in the form of an eligible rollover distribution from the Broadcom Corporation 401(k) Plan, provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer Savings Plan.  Seller shall cause the Broadcom Corporation 401(k) Plan to fully vest Transferred Employees in their accounts immediately prior to the Closing and permit the Transferred Employees to elect a lump sum cash distribution of benefits accrued through the Closing Date in accordance with the Code.

(h)The Parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act or similar state or local law (the “WARN Act”) as a result of the transactions contemplated by this Agreement.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date. In addition, Seller shall, at its own expense, give all notices and other information required to be given by Seller to the Business Employees pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and shall be solely responsible for providing continuation coverage under the COBRA.

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(i)If any Business Employee is employed in a jurisdiction in which there is an Automatic Transfer Law, Buyer and Seller will mutually and reasonably determine whether the Automatic Transfer Law applies to the transfer of the Business Employee from Seller or its Subsidiaries to Buyer or its Designee.  Where the Parties determine that an Automatic Transfer Law applies to the transfer of a Business Employee, each Party will, and will cause its Affiliates to, comply with their respective obligations under the Automatic Transfer Law.  Seller and its Subsidiaries on the one hand, and Buyer and the Buyers Designees on the other, will provide to the other such cooperation as is reasonably necessary to permit the other to fulfill its obligations under the Automatic Transfer Law.  Any Business Employee who transfers to Buyer or Buyer Designee pursuant to an Automatic Transfer Law will, for the avoidance of doubt, be a Transferred Employee.

(j)To the extent to which a Transferred Employee would be in breach of any obligation owed to Seller or one of its Affiliates solely by reason of becoming employed by Buyer or a Buyer Designee (for example, a noncompete obligation), Seller and its Affiliates will waive such obligation.

(k)Nothing in this Agreement shall require Buyer or a Buyer Designee to employ any Business Employees, or to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause, except where prohibited under the local Law of any jurisdiction.

(l)Seller shall use its reasonable commercial efforts to assist Buyer with the transfer of visas or work permits related to the Transferred Employees.

5.5Collateral Agreements

(a)On the Closing Date, Buyer or a Buyer Designee shall execute and deliver to Seller, and Seller or the applicable Subsidiary shall execute and deliver to Buyer or a Buyer Designee, the Collateral Agreements.

(b)Prior to the Closing Date, Seller and Buyer shall negotiate in good faith the schedules for the services to be attached to the Transition Services Agreement.

(c)Seller and Buyer shall share the costs of any work needed to separate the leased or subleased Premises from the remainder of the Premises pursuant to a plan approved by both Parties and provided that each Party will be solely responsible for any costs due to its specialized needs.

(d)Between the date of this Agreement and a date that is at least ten (10) days prior to the Closing Date, Buyer shall provide Seller with written instructions to enable Seller to place a purchase order with one or more of its wafer manufacturing suppliers for delivery of wafers at or after the Closing Date.  Such purchases shall be made in accordance with the following terms: (1) the aggregate value of the purchase order(s) shall not exceed $50 million; (2) upon the receipt of such wafers (in one or more deliveries), Seller will immediately transfer them to Buyer and submit an invoice to Buyer; (3) Buyer shall pay Seller the amount set forth in the purchase order(s) within fifteen (15) days after receipt of each invoice; (4) pricing will be the price the applicable wafer manufacturing supplier charges Seller - no markup; and (5) to the extent allowed

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pursuant to its agreements with wafer manufacturing suppliers, Seller will pass through warranty, indemnification, and similar protections, or will make claims on behalf of Buyer; provided, however, that Seller shall not assume any liability whatsoever in connection with any such claims or at all in connection with this arrangement.

Leased Equipment

. Promptly after the date hereof, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment and Buyer shall decide (in its sole discretion) whether such Leased Equipment will (a) transfer to Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee assuming the leases for such equipment, (b) become the property of Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee paying for the costs of purchasing such equipment pursuant to the leases (the “Purchased Leased Equipment”), or (c) remain the property of Seller or a Subsidiary as of the Closing Date (the “Excluded Leased Equipment”).

5.7Regulatory Compliance

(a)Subject to Section 5.7(b), upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any); (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

(b)Seller and Buyer shall timely and promptly make all filings (if any) which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any other similar applicable Law or by any other U.S., non-U.S. or multinational Governmental Body, including in response to any request by any Governmental Body in contemplation of a review of the transactions contemplated hereby, and the Parties shall respectively use all reasonable commercial efforts to cause the receipt of approval of, or prompt termination or expiration of the applicable waiting period under such Laws. Seller and Buyer agree that their respective initial filings (if any) under the HSR Act and in respect of any foreign antitrust approval shall be made as soon as reasonably practicable following the date of this Agreement, but in any event not later than fifteen (15) calendar days following the date hereof. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body under applicable Law, including any filings (if any) necessary under the provisions of the HSR Act. Each Party shall provide the other Party the reasonable opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) (if any) between such Party or its representatives, on the one hand, and the

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Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any state, foreign or multinational Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party agrees to inform promptly the other Party of any communication made by or on behalf of such Party to, or received by or on behalf of such Party from, the FTC, the Antitrust Division or any other state, foreign or multinational Governmental Body regarding any of the transactions contemplated hereby.

(c)Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) neither Buyer nor Seller (or any Affiliates of Buyer or Seller) shall be required to enter into any agreement that requires Buyer or Seller to dispose of any portion of its businesses, operations, assets or product lines other than the disposition that is contemplated in this Agreement; and (ii) it is expressly understood and agreed that neither Buyer nor Seller (or any Affiliates of Buyer or Seller) shall have any obligation to litigate any judicial or administrative action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Buyer nor any Affiliate of Buyer shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Buyer or any of its Affiliates, the IoT Business or the Purchased Assets, or the imposition of any limitation on the ability of any of Buyer and its Affiliates to conduct their businesses (including the IoT Business) or to own or exercise control of such assets, properties and stock (including the Purchased Assets).

5.8Contacts with Suppliers and Customers; Inventory

(a)In contemplation of the Closing, Seller shall permit Buyer to discuss and meet, and shall reasonably cooperate in such discussions and meetings, with any customer or supplier of the IoT Business that the Buyer so requests. A representative of Seller or a Subsidiary shall have the right, but not the obligation, to accompany the Buyer’s representative to such meetings and to participate with the Buyer’s representative in any such discussions. In addition, Seller and Buyer will prepare a communications plan for business partners of the IoT Business, and agree on a plan to contact any suppliers to, or customers of, the IoT Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements and to facilitate the transition of the IoT Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the IoT Business to notify them of the Closing and provide information regarding the transition of the IoT Business to Buyer. Seller will be responsible for contacting parties to any Transferred Contracts, Transferred In-Licenses and Assigned Leases for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller’s continuing right to contact customers and suppliers in connection with the operation or conduct of the IoT Business nor Buyer’s continuing right to contact customers and suppliers in connection with the operation or conduct of its business.

(b)At least five (5) Business Days prior to the Closing, Seller shall deliver an itemized list, broken out by location, of all Inventory to be transferred and conveyed to Buyer or a Buyer Designee hereunder.  Within five (5) Business Days following the date hereof, Seller shall deliver an itemized list, broken out by location, providing a good faith estimate of the Inventory that

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would be transferred and conveyed to Buyer or a Buyer Designee hereunder if the Closing were to occur thirty (30) days following the date hereof.

5.9Use of the Seller Name

(a)Buyer and Seller agree as follows:

(i)Except as provided below, immediately after the Closing Date, Buyer and any Buyer Designee shall cease using “Broadcom,” “Broadcom Corporation” or other similar mark (the “Seller Name”) and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) in all invoices, letterhead, advertising and promotional materials, office forms or business cards;

(ii)Except as provided below, within six (6) months after the Closing Date, Buyer shall (A) remove any other trademark, design or logo previously or currently used by Seller or any of its Affiliates  (other than those that are transferred pursuant to the Intellectual Property Agreement) from all buildings, signs and vehicles of the IoT Business; and (B) cease using the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise;

(iii)Buyer and Buyer Designees shall not be required at any time to remove the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates from Inventory of the IoT Business that is in existence as of the Closing Date, nor shall Buyer nor Buyer Designees be required at any time to remove such Seller Name and any such other trademark, design or logo from schematics, plans, manuals, drawings, machinery, datasheets, tooling including hand tools, and the like of the IoT Business in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary operation or conduct of the IoT Business and are not broadly disseminated as advertisements to the public for use as means to effectuate or enhance sales;

(iv)Buyer and Buyer Designees shall have the right to sell existing Inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the Seller Name or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates until the earlier of (A) one year after the Closing Date or (B) the depletion of existing Inventory;

(v)Buyer and Buyer Designees shall use Reasonable Efforts (as defined below) to remove the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) from those assets of the IoT Business (such as, but not limited to, tools, molds, and machines) used in association with the IoT Products or otherwise reasonably used in the operation or conduct of the IoT Business after the Closing.  For the purposes of this Section 5.9(a)(v), “Reasonable Efforts” means Buyer and Buyer Designees shall remove the Seller Name from such assets but only at such time when such asset is not operated or otherwise is taken out of

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service in the normal course of business due to regular maintenance or repair (but only for such repairs or maintenance where such removal could normally be undertaken, for example, repair or maintenance of a mold cavity) whichever occurs first; provided that, in no event shall Buyer or any Buyer Designee use the Seller Name after the date which is one (1) year from the Closing Date.  Buyer and Buyer Designees shall not be required to perform such removal on such assets that are not or are no longer used to manufacture the IoT Products or other parts, or if discontinuance of use of such assets is reasonably anticipated during such time period, or from assets stored during that period provided that such marks are removed upon such asset’s return to service or prior to their sale or other disposition; and

(vi)Seller hereby grants to Buyer and Buyer Designees a limited right to use the Seller Name and associated trademarks, designs and logos as specified in, and during the periods, if any, specified in clauses (i) – (v) above.

(vii)Buyer and its Affiliates shall also have the right to use (in a factual manner that constitute fair use pursuant to applicable Law) the Seller Name solely to the extent necessary to communicate that the IoT Products were formerly owned by Seller.

(b)In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as Broadcom or an Affiliate of Broadcom after the Closing Date.

Non-Solicitation or Hiring of Transferred Employees

. None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date that is twenty-four (24) months after the date hereof, directly or indirectly, solicit the employment of,  hire or employ any Transferred Employee without Buyer’s prior written consent.  The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Transferred Employees.  This restriction set forth in this Section 5.10 shall not apply to any Transferred Employee whose employment was involuntarily terminated other than for cause by Buyer, a Buyer Designee, or their respective successors or assigns, after the Closing.

No Negotiation or Solicitation

. Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, representatives and agents or advisors not to and shall cause its Affiliates to cause employees, officers, representatives and agents or advisors not to) directly or indirectly (a) solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of the IoT Business or any portion of the Purchased Assets (other than purchases of IoT Products or services from the IoT Business in the ordinary course of business consistent with past practice), or (b) participate in any discussions or negotiations regarding the IoT Business, furnish any information with respect thereto, or assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing promptly (and in any event within two (2) Business Days) after receipt of any such offer or proposal, including the identity of the Person making such proposal, offer, inquiry or contact and all material terms thereof.

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5.12Non-Competition

(a)Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of thirty-six (36) months immediately following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, as a principal, stockholder, joint venturer or otherwise, (i) operate, perform or have any ownership interest in any business that designs, develops, manufactures, markets, sells, installs or distributes products in competition with the IoT Business or (ii) except in connection with patent cross-licenses and other patent licenses entered into by Seller or an Affiliate in connection with patent licensing activities, sales of products or settlement of litigation, in each case in the ordinary course of business consistent with past practice, Seller shall not knowingly grant any license to the Licensed Intellectual Property for the purpose of enabling a third party to compete with the IoT Business, except that Seller may purchase or otherwise acquire by merger, purchase of assets, stock (including investing as a minority shareholder), controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not in competition with the IoT Business.  For the purposes of this Section 5.12(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of ten percent (10%) of any class of such securities shall not be considered to be competition with the IoT Business, and a Person shall not be considered to be in the “primary business” of competing with the IoT Business if such Person derives less than twenty percent (20%) of its revenues from products that compete with the IoT Business. For the avoidance of doubt, the Parties agree that the agreements and limitations set forth in this Section 5.12 shall not apply to any entity that acquires all or part of Seller or any of its Affiliates in any transaction or to Seller’s purchase of any microcontroller company.

(b)Seller acknowledges that the restrictions set forth in Section 5.12(a) constitute a material inducement to Buyer’s entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at Law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(c)If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.12, but this Section 5.12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

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Post-Closing Remittances

. If on or after the Closing Date, either Party receives a payment from a Third Party (including a customer of the IoT Business) that, pursuant to the terms hereof, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Days of such receipt.

5.14Prorations and Adjustments

(a)Except as otherwise expressly provided herein, all ordinary course expenses for (i) rents and other charges or amounts payable included in the Purchased Assets and transferred to Buyer hereunder and (ii) gas, electricity, water, sewer, rent and telephone charges at the Leased Premises, in each case, for the period prior to the Closing Date, will be for the account of Seller and for the period on and after the Closing Date shall be for the account of Buyer.  If any Party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other Party under this Section 5.14, such other Party shall promptly reimburse such amounts to the Party so making such payments.

(b)For purposes of calculating prorations, Buyer shall be deemed to own the Purchased Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date.  All prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date and based upon a 365-day year.  The amount of the prorations shall be subject to adjustment after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

5.15Financing

(a)Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the proceeds of the Financing (including, to the extent required, the full exercise of any flex provisions) at or prior to the Closing, including using its reasonable best efforts to: (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter or on such other terms and conditions no less favorable in the aggregate to Buyer (as determined by Buyer in its reasonable discretion) than the terms and conditions contained in the Commitment Letter, which in no event shall include such other terms or conditions that would adversely impact or delay in any material respect the ability of Buyer to consummate the transactions contemplated by this Agreement or the Financing, (iv) satisfy, or cause its Representatives to satisfy, on a timely basis, all conditions applicable to Buyer or its Representatives in the Commitment Letter (or definitive agreements entered into with respect to the Commitment Letter), it being understood that Buyer may seek to obtain financing in a private placement of securities pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or in a public offering of securities pursuant to the Securities Act in lieu of all or a portion of the Financing (and references to the Financing in this Section 5.15(a) shall be deemed to include such private placement or public offering, as applicable); provided, however, that (1) Buyer shall not release or

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waive the Commitment Letter or the obligations of the arrangers and lenders thereunder and (2) Buyer shall proceed with, and consummate, the financing contemplated in the Commitment Letter in the event that such alternative private placement financing or public offering financing is not available or would delay or hinder the Closing in any material respect, (v) prepare the information memoranda, preliminary and final offering memoranda or prospectuses, registration statements and other materials to be used in connection with obtaining the Financing prior to the anticipated date on which all of the conditions in Section 8.2 have been satisfied, to the extent reasonably practicable, and (vi) in the event that all conditions in the Commitment Letter have been satisfied, cause the lenders and any other Persons providing financing to fund the Financing at the Closing.

(b)Without limiting the other terms and conditions of this Agreement, Buyer will not permit any amendment, restatement, substitution, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letter if such amendment, restatement, substitution, replacement, supplement, modification or waiver would (i) reduce the aggregate amount of the Financing below an amount that is necessary to consummate the purchase of the Purchased Assets, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) prevent or impede in any material respect the consummation of the purchase of the Purchased Assets, or (B) make the funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect, or (iii) materially adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letter or the definitive agreements with respect thereto, provided, that for the avoidance of doubt, Buyer may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof.  Buyer shall furnish Seller complete, correct and executed copies of any amendments or modifications to the Commitment Letter. Buyer shall consult with and keep Seller reasonably informed of the status of its efforts to arrange the Financing.  Buyer shall give Seller prompt notice of any breach or written repudiation by any party to the Commitment Letter of which Buyer or its Affiliates become aware.

(c)If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter (including the flex provisions) and such portion is required to consummate the purchase of the Purchased Assets or the other transactions contemplated by this Agreement and the Collateral Agreements, (A) Buyer shall promptly notify Seller of such event and the circumstances relating thereto and (B) Buyer shall use its reasonable best efforts to arrange and obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event on terms, taken as whole, that are no more adverse to Buyer (including after giving effect to the flex provisions) following the occurrence of such event. Notwithstanding the provisions of this Section 5.15(c), the Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Buyer after the date of this Agreement bur prior to the Closing by instruments that either amend, amend and restate, or replace the existing Commitment Letter or contemplate co-investment by or financing from one or more additional parties; provided that the terms of such new or amended commitment letters shall not (i) reduce the aggregate amount of the Financing that is necessary to consummate the purchase of the Purchased Assets, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand any of the conditions to the receipt of the Financing, in a manner

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that would reasonably be expected to (A) prevent or materially impede the consummation of the purchase of the Purchased Assets, or (B) make the funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect, or (iii) materially adversely impact the ability of Buyer to enforce its rights against the other parties of the Commitment Letter or definitive agreements with respect thereto. Buyer shall promptly notify Seller of its intention to make any such amendment or obtain such alternative financing and keep Seller reasonably informed of the terms thereof.  Buyer shall deliver to Seller true and correct copies of all new or amended commitment letters (including redacted fee letters in respect of any new or amended commitment letters).  In such event, the term “Commitment Letter” as used herein shall be deemed to include the Commitment Letter that are not so superseded at the time in question and the new or amended commitment letters to the extent then in effect and the term “Financing” as used herein shall be deemed to include the financing contemplated by any such new or amended commitment letters.

(d)Seller shall use its reasonable best efforts to, and will cause its Affiliates to use their reasonable best efforts to, cooperate with Buyer at its reasonable request in its efforts to consummate the Financing. Such reasonable commercial efforts shall include, without limitation, to the extent reasonably requested by Buyer, (i) participation by senior management of the IoT Business in a reasonable number of meetings with prospective lenders, investors and other Debt Financing Sources related to the Financing, (ii) providing reasonable assistance in preparation of customary information memoranda, preliminary and final offering memoranda or prospectuses, registration statements and other materials to be used in connection with obtaining such Financing, (iii) reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources for the Financing, including participation in a reasonable number of management presentation sessions, due diligence sessions, drafting sessions, “road shows” and sessions with rating agencies, (iv) providing reasonable assistance in obtaining any consents of third parties necessary in connection with such Financing, including any necessary accountants’ consents and customary “comfort” letters with respect to such Financing, (v) providing assistance in releasing Liens on the Purchased Assets to take effect at the Closing, and (vi) cooperating with respect to matters relating to pledges of collateral to take effect at the Closing in connection with such Financing. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required in connection with the Financing to (i) pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing), (ii) take any action that would conflict with or violate Seller’s or such Affiliate’s organizational documents or any applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default under, any Contract to which Seller or any of its Affiliates is a party, (iii) take any action that would cause any director, officer or employee of Seller or any of its Affiliates to incur any personal liability, or (iv) unreasonably interfere with the ongoing operations of Seller or its Affiliates.  Buyer shall reimburse Seller, its Affiliates and their respective Representatives for any reasonable and documented out-of-pocket expenses and costs incurred in connection with Seller’s or its Affiliates’ obligations under this Section 5.15(d) promptly upon presentment of invoices therefor.  Seller, its Affiliates and their respective Representatives (collectively, the “5.15(d) Indemnitees”) shall be indemnified and held harmless by Buyer from and against any and all losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or

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incurred by the 5.15(d) Indemnitees in connection with the arrangement of the Financing (or any alternative financing) and/or any information provided by Seller or any of its Affiliates for use in connection therewith, except to the extent such losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or resulted from the willful misconduct or gross negligence of any 5.15(d) Indemnitee.  Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.2(b),  as applied to Seller’s and its Affiliates’ obligations under this Section 5.15(d), shall be deemed to be satisfied unless the financing contemplated by the Commitment Letter has not been obtained as a direct result of Seller’s willful and material breach of its obligations under this Section 5.15(d).

(e)All non-public or other confidential information provided by or on behalf of Seller, its Affiliates or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information (i) as is legally required to be disclosed in any offering documents related to the Financing or (ii) to any financing sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (x) agree in writing to be bound by the Confidentiality Agreement as if parties thereto, or (y) are subject to other confidentiality undertakings customary for financings of the same type as the Financing.

(f)Notwithstanding anything to the contrary contained herein, Seller, on behalf of itself and any of its Affiliates, directors, officers and employees and solely in its capacity as a party to this Agreement, hereby waives any rights or claims against any Debt Financing Source, solely in its capacity as a Debt Financing Source, in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby, whether under law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby and Seller (on behalf of itself and any of its Affiliates, directors, officers and employees) agrees not to commence any action or proceeding against any Debt Financing Source, solely in its capacity as a Debt Financing Source, in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby, whether under law or equity, and agrees to cause any such action or proceeding asserted by Seller (on behalf of itself and any of its Affiliates, directors or officers, employees) in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source, solely in its capacity as a Debt Financing Source, shall have any liability for any claims or damages to Seller in connection with this Agreement, the Commitment Letter, the Financing, or the financing agreements or the transactions contemplated hereby or thereby.  The provisions of this Section 5.15(f) shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 5.15(f).

(g)Buyer agrees to pay the costs, fees and expenses incurred by Buyer or its Affiliates in connection with the transactions contemplated pursuant to this Agreement and the Collateral Agreements and the Financing, including, without limitation, any legal, tax, accounting, and other advisory, broker, finder or financial advisor costs, fees and expenses.

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(h)Buyer shall deliver the Information Memorandum (as defined in the Debt Commitment Letter) to MLPFS on or prior to May 23, 2016.

6.Confidential Nature of Information

Confidentiality Agreement

. Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors to the extent that they contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall be of no further force and effect with respect to information of Seller or its Affiliates the ownership of which is transferred to Buyer or a Buyer Designee at the Closing.

6.2Seller’s Proprietary Information

(a)Except as provided in Section 6.2(b) and as may be permitted by the Intellectual Property Agreement, from and after the Closing and for a period of three (3) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, and marked or identified at the time of disclosure as the proprietary or confidential information of Seller (“Seller Proprietary Information”), including, for purposes of this Section 6.2, information about the IoT Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, but excluding any Seller Proprietary Information the ownership of which is transferred to Buyer or a Buyer Designee at the Closing as part of the Purchased Assets.

(b)Notwithstanding the foregoing, such Seller Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Seller Proprietary Information that:

(i)at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(ii)is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

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(iii)is received by Buyer from a Third Party without restriction and without breach of any agreement;

(iv)to the extent it is independently developed by Buyer; or

(v)is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c)If Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral  or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Seller Proprietary Information to a Third Party, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller, at Seller’s cost and expense, in any Seller efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit the disclosure of such Seller Proprietary Information.  If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose Seller Proprietary Information, Buyer (or its Affiliate) may disclose only so much of Seller Proprietary Information to the Third Party compelling disclosure as is so required; and such Seller Proprietary Information shall retain its confidentiality protections for all purposes other than the compelled disclosure.

6.3Buyer’s Proprietary Information

(a)Except as provided in Section 6.3(b), from and after the Closing Date and for a period of three (3) years thereafter, Seller agrees that it will keep confidential all of (i) Buyer’s and its Affiliates’ Information that is received from, or made available by, Buyer in the course of the transactions contemplated hereby and marked or identified at the time of disclosure as the proprietary or confidential information of Buyer, and (ii) all of Seller’s and its Affiliates’ Information the ownership of which or exclusive use of which is transferred to Buyer as part of the Purchased Assets (collectively, “Buyer Proprietary Information”), including, for purposes of this Section 6.3, information about the IoT Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements, other technical and business information and information regarding Business Employees.  Notwithstanding the foregoing, or anything herein to the contrary, subject to Section 6.3(b) to the extent any (x) Purchased Assets constitutes a Trade Secret as of the date hereof (including source code, semiconductor design files, manufacturing processes, and any IoT Trade Secrets), Seller shall maintain such Purchased Assets as Trade Secrets indefinitely (but subject to, for the avoidance of doubt, the exceptions set forth in Section 6.3(b)), and (y) Licensed Intellectual Property constitutes a Trade Secret as of the date hereof (including source code, semiconductor design files and manufacturing processes), Seller shall maintain such Licensed Intellectual Property as Trade Secrets using the same reasonable care and discretion as Seller uses

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with respect to its own similar Trade Secrets of like importance (but subject to, for the avoidance of doubt, the exceptions set forth in Section 6.3(b)).

(b)Notwithstanding the foregoing, such Buyer Proprietary Information regarding the IoT Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Buyer Proprietary Information that:

(i)is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

(ii)is received by Seller after the Closing Date from a Third Party without restriction and without breach of any agreement; or

(iii)is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

(c)If Seller (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Buyer Proprietary Information to a Third Party, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer, at Buyer’s cost and expense, in any Buyer efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit the disclosure of such Buyer Proprietary Information.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose the Buyer Proprietary Information, Seller (or its Affiliate) may disclose only so much of the Buyer Proprietary Information to the Third Party compelling disclosure as is so required; and such Buyer Proprietary Information shall retain its confidentiality protections for all purposes other than the compelled disclosure.

6.4Confidential Nature of Agreements. Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws regarding disclosure obligations or pursuant to legal process (such as oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes), both Parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Schedules, attachments and amendments hereto and thereto shall be considered confidential or proprietary information protected under this Article 6.  Notwithstanding anything in this Article 6 to the contrary, in the event that any such Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

Closing

. At the Closing, the following transactions shall take place:

Deliveries by Seller or the Subsidiaries

. On the Closing Date, Seller shall, or shall cause a Subsidiary to, execute and deliver to Buyer or a Buyer Designee the following:

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(a)the Collateral Agreements;

(b)a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.2(a) and (b), and an incumbency certificate of an Assistant Secretary of Seller, dated the Closing Date, in customary form; and

(c)all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer or a Buyer Designee may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee or to put Buyer or a Buyer Designee in actual possession or control of the Purchased Assets; provided that all information (including documents) capable of electronic transmission will be transmitted to Buyer or the applicable Buyer Designee in such manner, in which case such information shall not be transferred in any tangible form, and any inadvertent transfer of a tangible manifestation of such information shall promptly be returned to Seller or the applicable Subsidiary upon discovery of Buyer’s or such Buyer Designee’s receipt thereof.

Deliveries by Buyer or a Buyer Designee

.  On the Closing Date, Buyer shall, or shall cause a Buyer Designee to, execute and deliver to Seller or a Subsidiary the following:

(a)the Purchase Price;

(b)the Collateral Agreements;

(c)a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.3(a) and (b), and an incumbency certificate of an appropriate officer of Buyer, dated the Closing Date, in customary form; and

(d)all such other documents and instruments as Seller or a Subsidiary may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer or a Buyer Designee of the Assumed Liabilities.

Closing Date

. The Closing shall take place at the offices of Seller, 1320 Ridder Park Drive, San Jose, California, at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived (other than conditions which can only be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permissible, waiver of the conditions set forth in Section 8.2 at the Closing (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder), but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), the Closing shall occur (i) on the date following the satisfaction or, to the extent permissible, waiver of such conditions that is the earliest to occur of (A) a date during the Marketing Period to be specified by Buyer on no less than three (3) Business Days’ prior written notice to Seller and (B) the first Business Day following the last day of the

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Marketing Period, or (ii) or at such other place or time or on such other date as Seller and Buyer may agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

Closing Effective Time and Contemporaneous Effectiveness

. The Closing shall be deemed to take place and be effective as of 12:01 a.m. Pacific time on the Closing Date (the “Closing Effective Time”).  All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.Conditions Precedent to Closing

General Conditions

. The respective obligations of Buyer and Seller to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)Legal Proceedings.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any applicable Law which is in effect and which prohibits consummation of the transactions contemplated by this Agreement or the Collateral Agreements and there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement or any of the Collateral Agreements which seeks to prohibit or restrict the transactions contemplated by this Agreement.

(b)Antitrust Laws.  Any applicable waiting period or approvals of a Governmental Body under applicable antitrust Laws, respectively, relating to the transactions contemplated by this Agreement or the Collateral Agreements shall have expired or been terminated.

Conditions Precedent to Buyer’s Obligations

.  The obligations of Buyer to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a)Representations and Warranties of Seller True and Correct at Closing.  The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “Seller Material Adverse Effect” and similar phrases shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Seller contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and

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warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

(b)Performance by Seller. Seller and/or the applicable Subsidiary shall have delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)Seller Material Adverse Effect.  There shall not have occurred a Seller Material Adverse Effect from the date hereof to the Closing Date.

Conditions Precedent to Seller’s Obligations

.  The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a)Representations and Warranties of Buyer True and Correct at Closing.  The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Buyer contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

(b)Performance by Buyer.  Buyer and/or the applicable Buyer Designee shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

9.Indemnification

Survival of Representations and Warranties and Related Indemnification Obligations

.  The representations and warranties of Buyer and Seller contained in this Agreement, and the their respective rights to indemnification hereunder for any breaches of or inaccuracies in such representations and warranties, shall survive the Closing until the close of business on the date that is eighteen (18) months after the Closing Date (the “Expiration Date”).  Except in the event of fraud, neither Seller nor Buyer shall have any liability hereunder with respect to any such

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representations or warranties, and neither Buyer nor Seller may bring any indemnification claims arising out of any breaches of or inaccuracies in such representations and warranties after the Expiration Date; provided, however, that, notwithstanding anything herein to the contrary, the obligations of Buyer or Seller to indemnify and hold harmless any Indemnified Party shall not terminate with respect to any claim or right to indemnification as to which such Indemnified Party shall have made in good faith and with reasonable specificity before the Expiration Date in accordance with this Article 9, in which case such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved.

9.2General Agreement to Indemnify

(a)Each of Seller and Buyer shall indemnify, defend and hold harmless the other Party hereto, and Affiliates thereof, and any director, officer, employee or agent of such other Party or Affiliates thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) paid, sustained, incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from, (i) subject to Section 9.1, any breach of or any failure of any representation or warranty of such Party contained in this Agreement to have been true when made or to be true at and as of the Closing Date; or (ii) to the extent not expressly waived by the other Party in writing, the breach by such Party of any covenant or agreement of such Party contained in this Agreement.

(b)Seller further agrees to indemnify and hold harmless Buyer and Affiliates thereof, and any director, officer, employee or agent of Buyer or Affiliates thereof (each a “Buyer Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Buyer Indemnified Party arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer’s waiver of, or noncompliance with, any applicable Bulk Sales Laws and (iii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the IoT Business or the Purchased Assets for any Pre-Closing Tax Period.

(c)Buyer further agrees to indemnify and hold harmless Seller and Affiliates thereof, and any director, officer, employee or agent of Seller or Affiliates thereof (each a “Seller Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Seller Indemnified Party arising out of, resulting from, or relating to: (i) any failure of Buyer to discharge any of the Assumed Liabilities, and (ii)  any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the IoT Business or the Purchased Assets for any Post-Closing Tax Period.

(d)Amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Returns to the extent permitted by law.  Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third Party Claim (as defined below), both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery

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proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e)The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds (net of the costs of recovery thereof and any premium increases resulting therefrom) actually received by the Indemnified Party that actually reduce the overall impact of the Losses upon the Indemnified Party (it being understood, however, that the Indemnified Party shall have no obligation to seek or procure any such insurance proceeds, whether pursuant to the terms of this Agreement or applicable Law).

(f)The Indemnifying Party’s liability for all claims made under Section 9.2(a) (i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $2,750,000 (the “Threshold Amount”) in which case the Indemnifying Party shall be liable only for the portion of the indemnifiable Losses exceeding the Threshold Amount and (ii) the Indemnifying Party’s aggregate liability for all such claims shall not exceed $55,000,000 (the “Cap Amount”).

(g)The Indemnified Party may not make a claim for indemnification under Section 9.2(a)(i) after the Expiration Date ; provided, however, that, notwithstanding anything herein to the contrary, so long as such Indemnified Party shall have  made an indemnification claim in good faith and with reasonable specificity before the Expiration Date in accordance with this Article 9, then such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved.

(h)The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement (but not claims arising under any Collateral Agreement); provided, however, this exclusive remedy for damages does not preclude a Party from bringing any action (or, in the case of clause (ii), limit the amounts recoverable in any action) for (i) specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any Collateral Agreement or (ii) fraud or intentional misrepresentation.

(i)Notwithstanding anything contained in this Agreement to the contrary (but subject to the proviso of this Section 9.2(h)), no Party shall be liable to the other Party or any other Indemnified Party for any indirect, special, punitive (unless paid to a Third Party), exemplary or consequential loss or damage pursuant to arising out of an indemnification claim made under this Agreement.

(j)Both Parties shall mitigate their damages for which they may seek indemnification hereunder; provided, however, that neither the foregoing nor anything else in this Agreement will be construed to expand or extend a Party’s common law obligation to mitigate damages to the extent required by common law.

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(k)The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

9.3Third Party Claims

(a)The Indemnified Party seeking indemnification under this Agreement shall promptly notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party (a “Third Party Claim”), in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure).  The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of such Third Party Claim, to assume the defense and control the settlement of any such Third Party Claim if and only if (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any and all damages, losses and liabilities arising out of such Third Party Claim, (ii) such Third Party Claim involves (and continues to involve) claims solely for money damages and/or involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where, in the reasonable good faith opinion of Buyer, the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.  In the event that the Indemnifying Party exercises its right to control the defense of any Third Party Claim as provided above, then the other Party shall cooperate in such defense and make available all witnesses, pertinent records, materials and information in such Party’s possession and control relating thereto as is reasonably required to by the Indemnifying Party conducting the defense.

(b)The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.

(c)If the Indemnifying Party has assumed the defense of any Third Party Claim as provided in this Agreement, the Indemnifying Party shall not settle, consent to a settlement of, or consent to the entry of any judgment arising from, such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) such settlement or judgment relates solely to monetary damages for which the Indemnified Party has acknowledged and accepted full responsibility to indemnify the Indemnified Party, and (ii) the terms of the settlement include a full and unconditional release of the Indemnified Party and all of its Affiliates in respect of the subject matter of such Third Party Claim and all related claims and damages arising therefrom.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a full and unconditional release by such Third Party of the Indemnified Party.

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Indemnification Claim Procedures Generally

.  In the event an Indemnified Party shall claim a right to indemnification pursuant to this Agreement, such Indemnified Party shall send written notice of such indemnification claim to the Indemnifying Party; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure).  Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall be incurred.  Such notice shall be given as promptly as is reasonably practicable after the Indemnified Party becomes aware of the basis for each such a claim.  The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating with particularity the basis upon which it contests the existence or amount thereof. If the Indemnifying Party so contests such existence or amount of part or all of such a Loss the Indemnified Party and Indemnifying Party shall work in good faith to resolve any dispute in respect of such Loss for a period of thirty (30) days, after which either the Indemnified Party or Indemnifying Party may submit such dispute to any court of competent jurisdiction.

10.Miscellaneous Provisions

Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, or (iii) delivered personally, addressed as follows or to such other address or addresses of which the respective Party shall have notified the other.

If to Seller, to:Broadcom Corporation

Attn: Vice President, Corporate Development

1320 Ridder Park Drive

San Jose, California  95131

United States of America

With a copy to:Broadcom Corporation

Attn: Senior Director, Corporate Counsel

1110 American Parkway NE

Allentown, Pennsylvania 18064

United States of America

If to Buyer, to:Cypress Semiconductor Corporation

Attn: General Counsel

198 Champion Court

San Jose, California  95134

United States of America

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With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Street, Spear Tower, Suite 3300

San Francisco, California 94105

United States of America

Attention: Michael S. Ringler

Expenses

.  Except as otherwise provided herein, each Party to this Agreement will bear all of the fees, costs and expenses incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

Entire Agreement; Modification

.  The agreement of the Parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, and in accordance with Section 11.3.

Assignment; Binding Effect; Severability

.  This Agreement may not be assigned by any Party hereto without the other Party’s written consent; provided that Buyer may transfer or assign in whole or in part to one or more Buyer Designee its right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

Governing Law

.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Consent to Jurisdiction

.  Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state and appellate court within the State of New York (or, if any such court declines to accept jurisdiction over a particular matter, any federal court within the State of New York)  in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may

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now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Without limiting the foregoing, each of the Parties hereto agrees that it will not bring or support any suit, action, proceeding, cross-claim or third party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against Debt Financing Sources in any way relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Commitment Letter or any other letter or agreement related to the Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

10.7Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE FINANCING, OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (IN EACH CASE, INCLUDING ANY PROCEEDING THAT INVOLVES THE DEBT FINANCING SOURCES). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Execution in Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Public Announcement

.  Prior to the signing of this Agreement, Seller and Buyer shall have prepared a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

No Third Party Beneficiaries

.  Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the Parties hereto as partners or as participants in a joint venture, provided, that (i) the Debt Financing Sources, its Affiliates and their

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respective successors and permitted assigns shall have the right to enforce their respective rights under Section 5.15(f), Section 10.5, Section 10.6(b), Section 10.7, this Section 10.10 and Section 11.3 and (ii) the 5.15(d) Indemnitees and their respective successors and permitted assigns shall have the right to enforce their respective rights under Section 5.15(d).  Except as set forth in the immediately preceding sentences, this Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure.  No Third Party shall have any rights under Section 502, 503 or 504 of ERISA, any comparable applicable Law of any other jurisdiction, or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement.  No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.

11.Termination; Amendment and Waiver

Termination

.  This Agreement may be terminated at any time prior to the Closing Date by:

(a)Mutual Consent.  The mutual written consent of Buyer and Seller;

(b)Failure of Buyer Condition.  Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Buyer;

(c)Failure of Seller Condition.  Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Seller;

(d)Court or Administrative Order.  Buyer or Seller if (i) there shall be in effect a final, non-appealable order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(e)Delay. Buyer or Seller if the Closing shall not have occurred on or prior to the date that is four (4) months from the date hereof (the “Termination Date”); provided, however, that the Party seeking termination pursuant to clause (e) is not then in breach in any material respect of any of its covenants or agreements contained in this Agreement.

Effect of Termination

.  In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders, except for the obligations of the Parties hereto as provided in Section 5.15(d) relating to the expense reimbursement and

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indemnification obligations of Buyer, Article 6 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.9 relating to publicity and this Section 11.2.  Nothing in this Section 11.2 shall be deemed to release either Party from any liability for any material breach of any representation, warranty, covenant or agreement hereunder prior to termination or any fraud.

Amendment and Waiver

.  The Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the Parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such Party’s action. Any term or condition hereof may be waived and at any time prior to the Closing Date by the Party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such Party. Any such amendment or waiver shall be evidenced by a written instrument duly executed on behalf of each Party by its duly authorized officer or employee.  The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Notwithstanding anything herein to the contrary, any amendment or modification of Section 5.15(f), Section 10.5, Section 10.6(b), Section 10.7, Section 10.10, or this Section 11.3 that is materially adverse to the Debt Financing Sources under the financing commitments shall not be made without the prior written consent of such Debt Financing Sources.

[SIGNATURES PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

BROADCOM CORPORATION

By: /s/ Thomas H. Krause, Jr.

Name:Thomas H. Krause, Jr.

Title:Acting Chief Financial Officer

CYPRESS SEMICONDUCTOR
CORPORATION

By: /s/ T.J. Rodgers

Name: T.J. Rodgers

Title: President and Chief Executive Officer

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